PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-142961

Up to 5,907,000 shares of common stock

REAL PAPER DISPLAYS, INC.

Real Paper Displays, Inc. is registering up to 5,907,000 shares for resale by existing shareholders. This offering will terminate when all 5,907,000 shares are sold or on July 31, 2008, unless we terminate it earlier.

The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in the common stock involves risks. Real Paper Displays, Inc. currently has limited operations, limited income, and limited assets, and is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 4. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

All of the common stock registered by this prospectus will be sold by the selling shareholders on their own behalf at a price of $0.125 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices. Real Paper Displays, Inc. is not selling any of the shares of common stock in this offering and therefore will not receive any proceeds from this offering.

The date of this prospectus is June 20 2007

PROSPECTUS SUMMARY

REAL PAPER DISPLAYS, INC.

We were incorporated on May 11, 2006, in the State of Nevada, as Real Paper Displays, Inc. We entered into that certain Venture Acceleration Agreement, as amended by that certain Addendum to Venture Acceleration Agreement dated January 31, 2007 (collectively, the Venture Acceleration Agreement), with Select University Technologies, Inc., a California corporation (“SUTI”), and a Patent License Agreement dated February 12, 2007 (the “Patent License Agreement”), with The University of Texas at Austin (the “University”), for the purpose of rapidly commercializing cellulose electronic paper, a patented technology created at the University.

Professor R. Malcolm Brown, Jr. and his associates at the University, who work in the area of Materials Science and Engineering and Molecular Genetics and Microbiology envisioned microbial cellulose as a base for electronic paper and have been working to demonstrate the proof of concept of developing a dynamic display on cellulose that holds pixels of “ink” (electrochromic dye) within the chemistry of the paper, delivers a crisp, “ink-on-paper” presentation of text and graphics, has the ability to change images, and requires no power to maintain the image.

SUTI is a multi-project business accelerator, devoted to launching new technology companies based on university science research. SUTI facilitated the execution of the Patent License Agreement for the exclusive, unrestricted, worldwide commercialization of cellulose electronic paper. In connection with the execution of the Patent License Agreement, we entered into the Venture Acceleration Agreement with SUTI, pursuant to which SUTI will provide a variety of services and benefits to us, including managerial services.

We intend to apply the patented core technology, cellulose electronic paper, to the digital display industry to create a new class of dynamic, changeable medium for signs. Our principal product, which we will develop, manufacture and market, is the RealPaper Paper-Like Electronic Display (“PED”). The RealPaper PED is a dynamic electronic display that delivers the clarity, contrast and visual appeal of ink-on-paper signs plus the flexibilty to change the display message remotely, wirelessly and instantly.

Our primary target market is the retail point of purchase and point of sale display segment of the indoor mass communication display market. As a revenue-generating and cost-reducing alternative to ordinary paper point of purchase signs, we believe RealPaper PEDs will enable merchandisers to display visually superior, cost effective, dynamic content that can be linked to internal product/pricing systems for current and easily changeable data.

Corporate Information

We were incorporated in the State of Nevada on May 11, 2006. Our principal offices are located at 4340 Von Karman, Suite 200, Newport Beach CA 92660, and our telephone number is (949) 955-2721.

The Offering

We are registering up to 5,907,000 shares for resale by 86 existing shareholders. All of the common stock registered by this prospectus will be sold by the selling shareholders at $0.125 per share. We currently have 56,889,000 shares of common stock outstanding.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We have no operating history and no historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We were incorporated on May 11, 2006 and we have not generated any revenue to date. Our primary activity to date has been the development of our business plan and the acquisition of a license for our principal product - the RealPaper PED. Our success is dependent upon the successful development and marketing of the RealPaper PED, as well as our management team’s ability to develop and maintain connections within the industry. As to each of these there are no assurances. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services. These include, but are not limited to, inadequate funding, lack of acceptance in the industry, competition, product development, and inadequate sales and marketing. Our failure to meet any of these conditions would have a materially adverse effect on us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We may not be able to meet our future capital needs.

To date, we have relied on private funding from SUTI and the sale of our common stock to fund our limited operations. We have not generated any revenues and we have no cash liquidity and capital resources. Our future capital requirements will depend on many factors, including our ability to develop and market the RealPaper PED, cash flow from operations, and competing market developments. We will need additional capital in the future. Any equity financings could result in dilution to our then-existing stockholders. Sources of debt financing may result in high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we will be required to reduce or curtail operations.

Because the digital display industry is highly competitive, we may lose customers and revenues to our competitors.

Our RealPaper PED product faces competition from products produced by NTERA, Gyricon, Lucent, Fuji, Hitachi, SiPix Microcup, Kent Displays and Hewlett Packard. Many of our potential competitors have significantly more assets and resources than we do. In addition, there may be other competitors that we have not identified. We can make no representations or assurances that there will not be increased competition or that our projections will ever be realized due to the difficulty of ascertaining the level of competition in the future.

Our management has no experience in the digitalized video-audio communication industry.

Our principal products are digitalized video-audio communication systems.  Current management does not have experience working in the digitalized video-audio communication industry.  Although management has experience working with start up companies, new products, and new technologies, management’s lack of experience in this industry may cause problems and delays in the testing, production, marketing and sales of our products, which could put our future at risk.

A single shareholder owns the voting control of our company.

Following this Offering, SUTI Holdings, LP will beneficially own, either directly or indirectly, approximately 88.96% of our outstanding Common Stock. In addition, SUTI Holdings, LP owns all of our Series B Convertible Preferred Stock, entitling it to twenty percent (20%) of our common stock and voting rights, upon conversion of all of the Series B Convertible Preferred Stock. Consequently, it will effectively be able to control the Company and the election of directors and the results of other matters submitted to a vote of the shareholders.

We may be unable to effectively manage our growth and operations.

The management of our growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected growth and development could have a material adverse effect on our business and the value of our common stock.

The RealPaper PED is a new product based on new technology.

The patented technology that is the foundation of our business should enable us to develop a new class of dynamic, changeable medium for signs.  However, there is a risk that we will not be able to transform the laboratory pre-prototype and research results into a reliable, customer-friendly and well-designed product. While most of the technically challenging research and development has been accomplished, there are a number of milestones we need to complete in a relatively short period of time.  Unanticipated problems could emerge during the final physical and electronic design process, and during alpha and beta testing. Similarly, unanticipated issues could emerge in launching the manufacture of the product.  Finally, as a new product, we will be seeking innovators and early adopters as our first customers.  In any industry, this constitutes a small percentage of the market.  Therefore, to mitigate the risk in this area, the lead generation and initial sales activities will be oriented toward discovering and closing with these more innovative customers through trade shows and extensive educational programs, a process that could take longer than planned.  Any of these situations could delay product launch, attenuate revenues, and put us at risk.

Cellulose electronic paper, upon which the RealPaper PED is based, is a relatively new technology. The technology has been demonstrated in University prototype operations and tests at a rudimentary level. Failure to achieve consistent display results meeting customer requirements by using conductors embedded in the cellulose and the electrochromatic ink is a possibility. As such, considerable research and product refinement must still be performed. In addition, there is no assurance that the RealPaper PED will catch on as a revenue generating alternative to ordinary paper POP signs in order to attract sufficient customers and provide the Company with an adequate revenue base.

We may be unable to achieve marketable display characteristics due to difficulties in getting the electro-chromic ink to respond to signals and switch on or off.

A simple display character using electro-chromic ink doped on microbial cellulose was demonstrated in the University’s laboratory and has since been reproduced several times using the semi-wet cellulose as a substrate.  Transforming this early stage technology to a marketable product requires further research, engineering and prototyping to perfect the “tethering” of ink molecules to the switching electronic grid of the display background such that desired patterns are produced consistently and can be maintained without “bleeding” or other movement of the electronic characteristics.  This risk can manifest itself or be caused by several problems including slow switching times from off to on to off again (necessary to change display images or video); “bleeding” of the electronic signal such that neighboring ink molecules are affected or cannot be controlled with repeated on-off cycles; inability to achieve desired electronic conductance of the cellulose in a dry condition thereby necessitating a “front plane” cover to the display; and, difficulty consistently adhering the cellulose to the electronic “back plane” so that it functions in a vertical or similar position.

We may experience difficulty scaling-up the cellulose manufacturing processes such that consistent display media is produced efficiently.

Currently cellulose is made in the University’s lab on a batch process which will serve the needs of RealPaper for the early years.  Ultimately, ways to efficiently impregnate the cellulose with conductor materials and dope it with electro-chromic ink will be critical to large scale production processes. Failure to successfully scale-up the cellulose manufacturing processes could limit our ability to meet market demand.

We may experience difficulty in transitioning or successfully implementing full color and motion displays within the framework of the technology.

Electro-chromic ink displays in black and white or near black colors are expected to be achievable within the framework of our technology but a full range of colors with switching times that meet market expectations has not been demonstrated by anyone at present.  Although it is expected that this can be done with the right combinations of inks, the risk exists that materials do not perform as expected.

We have issued a substantial number of shares of our common stock to affiliated entities.

In anticipation of the execution of the Venture Acceleration Agreement, we issued 1,920,000 shares of our common stock to SUTI, the general partner of SUTI Holdings, LP, to cover the management fees owed to SUTI under the first six months of the Venture Acceleration Agreement. Subsequently, SUTI transferred 1,314,000 shares of its 1,920,000 shares to nine individuals/entities, including 36,000 shares to Mr. Lennie, our Officer and Director. SUTI Holdings, LP is currently the beneficial owner of 50,000,000 shares of our common stock and 20 shares of our Series B Convertible Preferred Stock, entitling it to twenty percent (20%) of our common stock and voting rights, upon conversion of all of the Series B Convertible Preferred Stock.

We do not plan on declaring or paying dividends.

We do not intend to declare or pay any dividends on our outstanding shares of common stock in the foreseeable future.

There is no public trading market for the common stock.

There does not currently exist a trading market for our common stock, and there can be no assurance that such a market will commence in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover, due to the relatively low price of our securities, many brokerage firms may not effect transactions in our common stock if a market is established. Rules enacted by the SEC increase the likelihood that most brokerage firms will not participate in a potential future market for our common stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer’s financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares we are registering. Our management has established the price of $0.125 per share based upon their estimates of the market value of Real Paper Displays, Inc. and the price at which potential investors might be willing to purchase the shares offered.

SELLING SECURITY HOLDERS

The following table provides information with respect to shares offered by the selling stockholders:

Selling stockholder	Shares for sale	Shares before offering	Percent before offering		Shares after offering	Percent after offering (1)

Chris Pflanzer	480,000	480,000	*	%	-0-	0%
The Lebrecht Group, APLC (2)	1,656,000	1,656,000	2.9%		-0-	0%
John H. Livingston	20,000	20,000	*	%	-0-	0%
F. James McCarthy	20,000	20,000	*	%	-0-	0%
C. Kent Freundt	100,000	100,000	*	%	-0-	0%
James G. Brakke & Glenys E. Brakke Living Trust (3)	80,000	80.000	*	%	-0-	0%
RRD Waste Management, Inc. (4)	80,000	80,000	*	%	-0-	0%
Powers (1995) Family Investment, L.P. (5)	20,000	20,000	*	%	-0-	0%
William S. Berland	20,000	20,000	*	%	-0-	0%
BG Development Services, Ltd.(6)	20,000	20,000	*	%	-0-	0%
Christine Dirksen	40,000	40,000	*	%	-0-	0%
Jeffrey F. Clark	20,000	20,000	*	%	-0-	0%
J&M French Family Trust dated 5/29/1993 (7)	40,000	40,000	*	%	-0-	0%
Bert E. Trentham	100,000	100,000	*	%	-0-	0%
Steve Lee	32,000	32,000	*	%	-0-	0%
Samuel and Inez Marino Dambrocia	20,000	20,000	*	%	-0-	0%
Charles Robert Kline (Jr.)	20,000	20,000	*	%	-0-	0%
Robert L. Wells Living Trust dated 03/05/2001 (8)	80,000	80,000	*	%	-0-	0%
Gerald L. Hofmaister	20,000	20,000	*	%	-0-	0%
Carol Hofmaister	20,000	20,000	*	%	-0-	0%
DIMA Ventures, Inc. (9)	20,000	20,000	*	%	-0-	0%
SAB Investment Company LLC (10)	180,000	180,000	*	%	-0-	0%
MJL Investment Company LLC (11)	20,000	20,000	*	%	-0-	0%
Byrnes International LLC (12)	20,000	20,000	*	%	-0-	0%
Barbara Trentham	20,000	20,000	*	%	-0-	0%
Larry Siegel	20,000	20,000	*	%	-0-	0%
David Barnes Defined Benefit Plan (13)	20,000	20,000	*	%	-0-	0%
David Barnes Money Purchase Pension Plan (14)	20,000	20,000	*	%	-0-	0%
David Barnes	20,000	20,000	*	%	-0-	0%
David Barnes Profit Sharing Plan (15)	20,000	20,000	*	%	-0-	0%
Scott Hodges	40,000	40,000	*	%	-0-	0%
John R. and Victoria L. Myers Trust (16)	40,000	40,000	*	%	-0-	0%
Victoria L. Myers	40,000	40,000	*	%	-0-	0%
John R. Myers	40,000	40,000	*	%	-0-	0%
Bryan Buckner	40,000	40,000	*	%	-0-	0%
Diane Hagen	20,000	20,000	*	%	-0-	0%
Ken Hagen	20,000	20,000	*	%	-0-	0%
Isaac Kauffman & Ken Hagen	20,000	20,000	*	%	-0-	0%
Justin Hagen and Ken Hagen	20,000	20,000	*	%	-0-	0%
Daniel Kauffman & Ken Hagen	20,000	20,000	*	%	-0-	0%
Lamont and Edith Wiltsee	20,000	20,000	*	%	-0-	0%
Leon Lamont Wiltsee	20,000	20,000	*	%	-0-	0%
Julie Ann Humphreys	20,000	20,000	*	%	-0-	0%

Selling stockholder	Shares for sale	Shares before offering	Percent before offering		Shares after offering	Percent after offering (1)
Steven Craig and Gabrielle Humphreys	20,000	20,000	*	%	-0-	0%
Steven Craig and Grant Richard Humphreys	20,000	20,000	*	%	-0-	0%
Steven Craig and Caroline Rose Humphreys	20,000	20,000	*	%	-0-	0%
Steven Craig Humphreys	20,000	20,000	*	%	-0-	0%
James R. Seiler, Jr., Trust U/T/D 10-31-03 (17)	20,000	20,000	*	%	-0-	0%
Laura Seiler	20,000	20,000	*	%	-0-	0%
The Spencer Family Community Property Trust (18)	40,000	40,000	*	%	-0-	0%
Memorial Orthopaedic Surgical Group Money Purchase Pension Plan of Curtis W. Spencer, III, M.D (19)	40,000	40,000	*	%	-0-	0%
Xiao Zhang	41,000	41,000	*	%	-0-	0%
Andrew Gabriel	40,000	40,000	*	%	-0-	0%
Danielle Gabriel	40,000	40,000	*	%	-0-	0%
Kristina Gabriel	40,000	40,000	*	%	-0-	0%
Eric and Kristina Gabriel JT	40,000	40,000	*	%	-0-	0%
Eric Gabriel	40,000	40,000	*	%	-0-	0%
Frank Eugene Hanson	40,000	40,000	*	%	-0-	0%
Back Creek LLC (20)	40,000	40,000	*	%	-0-	0%
Jeffrey N. Sun	200,000	200,000	*	%	-0-	0%
Arden Investments L.P. (21)	40,000	40,000	*	%	-0-	0%
Marvizi Family Trust (22)	40,000	40,000	*	%	-0-	0%
Joseph Marvizi	40,000	40,000	*	%	-0-	0%
Daniel A. Hanson	20,000	20,000	*	%	-0-	0%
Madison L. Chase	20,000	20,000	*	%	-0-	0%
Kevin R. Chase	20,000	20,000	*	%	-0-	0%
Michael C. Chase	20,000	20,000	*	%	-0-	0%
Jackson C. Chase	20,000	20,000	*	%	-0-	0%
Barbara Peasenelli	40,000	40,000	*	%	-0-	0%
Sima N. Nowain	40,000	40,000	*	%	-0-	0%
John S. Stafford, Jr.	20,000	20,000	*	%	-0-	0%
Philip S. Paul	80,000	80,000	*	%	-0-	0%
Debbie Crow	40,000	40,000	*	%	-0-	0%
Allen H. Crow	40,000	40,000	*	%	-0-	0%
Richard Angell	20,000	20,000	*	%	-0-	0%
Michael R. Danzi Revocable Trust (23)	20,000	20,000	*	%	-0-	0%
Frank Skillern	80,000	80,000	*	%	-0-	0%
Arlene A. Chatman	20,000	20,000	*	%	-0-	0%
Phillip K. Chatman	20,000	20,000	*	%	-0-	0%
Nancy Kamel	36,000	36,000	*	%	-0-	0%
Wootten Living Trust UDT 10-21-91 (24)	36,000	36,000	*	%	-0-	0%
Robert A. Hovee	216,000	216,000	*	%	-0-	0%
Rodney Stroope	30,000	30,000	*	%	-0-	0%
Norman Wolfe	300,000	300,000	*	%	-0-	0%
Stephen Anderson	20,000	20,000	*	%	-0-	0%
Jay Winokur	300,000	300,000	*	%	-0-	0%
Total	5,907,000	5,907,000	10.4%		-0-	0%

*	Less than 1%

(1)	Based on 56,889,000 shares outstanding.

(2)
The Lebrecht Group, APLC is legal counsel to Real Paper Displays, Inc. Brian A. Lebrecht, Esq., president of The Lebrecht Group, APLC, exercises voting and/or dispositive power over the securities held by The Lebrecht Group APLC.

(3)	James G. Brakke and Glenys E. Brakke, each a Trustee, exercise voting and/or dispositive power over the securities held by the James G. Brakke & Glenys E. Brakke Living Trust.

(4)	Ken Horne, President, exercises voting and/or dispositive power over the securities held by RRD Waste Management, Inc.

(5)	Patrick D. Powers, President of Powers Holding, Inc., General Partner, exercises voting and/or dispositive power over the securities held by Powers (1995) Family Investment, L.P.

(6)	Bard Golightly, President, exercises voting and/or dispositive power over the securities held by BG Development Services, Ltd.

(7)	John T. French and Marilyn J. French, each a Trustee, exercise voting and/or dispositive power over the securities held by J&M French Family Trust dated 5/29/1993.

(8)	Robert L. Wells, Trustee, exercises voting and/or dispositive power over the securities held by the Robert L. Wells Living Trust dated 03/05/2001.

(9)	Dick Allen, President, exercises voting and/or dispositive power over the securities held by DIMA Ventures, Inc.

(10)
SAB Associates, LLC, a Delaware limited liability company and Managing Member, of which SAB Investments, Inc., a California corporation, is the Manager, exercises voting and/or dispositive power over the securities held by SAB Investment Company LLC. Linda Kasai, Secretary of SAB Investments, Inc., signed on behalf of SAB Investments, Inc.

(11)
MJL Associates, LLC, a Delaware limited liability company and Managing Member, of which MJL Investments, Inc., a California corporation, is the Manager, exercises voting and/or dispositive power over the securities held by MJL Investment Company LLC. Linda Kasai, Secretary of MJL Investments, Inc., signed on behalf of MJL Investments, Inc.

(12)	Bert E. Trentham, exercises voting and/or dispositive power over the securities held by Byrnes International LLC.

(13)	David Barnes, Trustee, exercises voting and/or dispositive power over the securities held by the David Barnes Defined Benefit Plan.

(14)	David Barnes, Trustee, exercises voting and/or dispositive power over the securities held by the David Barnes Money Purchase Pension Plan.

(15)	David Barnes, Trustee, exercises voting and/or dispositive power over the securities held by the David Barnes Profit Sharing Plan.

(16)	John R. Myers and Victoria L. Myers, each a Trustee, exercise voting and/or dispositive power over the securities held by the John R. and Victoria L. Myers Trust.

(17)	James R. Seiler, Jr. Trustee, exercises voting and/or dispositive power over the securities held by the James R. Seiler, Jr., Trust U/T/D 10-31-03.

(18)	Curtis W. Spencer and Dorothy H. Spencer, each a Trustee, exercise voting and/or dispositive power over the securities held by The Spencer Family Community Property Trust.

(19)
Curtis W. Spencer, III, M.D., Trustee, exercises voting and/or dispositive power over the securities held by Memorial Orthopaedic Surgical Group Money Purchase Pension Plan of Curtis W. Spencer, III, M.D.

(20)
Park Creek Management Co., Trustee of Fada Investment Trust, a Wyoming Statutory Trust, exercises voting and/or dispositive power over the securities held by Back Creek LLC. David H. Tippit is the President of Park Creek Management Co.

(21)	Arden Drive Management, LLC, General Partner, of which Joseph Marvizi is the Manager, exercises voting and/or dispositive power over the securities held by Arden Investments L.P.

(22)	Joseph M. Marvizi and Rosita Rayhan-Marvizi, each a Trustee, exercise voting and/or dispositive power over the securities held by the Marvizi Family Trust.

(23)	Michael R. Danzi, Trustee, exercises voting and/or dispositive power over the securities held by the Michael R. Danzi Revocable Trust.

(24)	Carl B. Wootten, Trustee, exercises voting and/or dispositive power over the securities held by the Wootten Living Trust UDT 10-21-91.

PLAN OF DISTRIBUTION

We anticipate that a market maker will apply to have our common stock traded on the over-the-counter bulletin board. If successful, the selling stockholders will be able to sell their shares referenced under “Selling Security Holders” from time to time on the over-the-counter bulletin board in privately negotiated sales, or on other markets, at prevailing market rates. If our common stock is not listed on the over-the-counter bulletin board, the selling stockholders will sell their shares in privately negotiated transactions. Any securities sold in brokerage transactions will involve customary brokers’ commissions.

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$79
Transfer Agent Fees	Approximately	1,000
Costs of Printing and Engraving	Approximately	1,000
Legal Fees	Approximately	10,000
Accounting Fees	Approximately	15,000
Total		$27,079

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them. The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering. Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock. None of the selling stockholders will engage in any short selling of our securities. We have been advised that under the rules and regulations of the NASD, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers, and none of our officers and directors serve as a director for any other reporting issuer.

Name	Age	Position(s)

Malcolm D. Lennie	59	Director, Chief Executive Officer, and Secretary

Dan Hanson	59	Chief Financial Officer and Director

Marc Levin	53	Director

C. Robert Kline Jr., Ph.D.	59	Director

Malcolm D. Lennie, age 59, is our Chief Executive Officer, Secretary, Chief Financial Officer, and Director, and has held these positions since July 2006. For 33 years, Mr. Lennie has been a practicing lawyer in Edmonton, Alberta. His areas of practice included small business commercial law, real property, intellectual property law, technology transfer issues, and litigation. From 1990 to the present, Mr. Lennie has been the founder and a partner of Lennie & Company and from 1998 to the present, he has been a land developer in Alberta.

Dan Hanson, age 59, is our Chief Financial Officer and Director, and has held these positions since February 2007. Mr. Hanson is co-founder of Technology Innovation Group, an Austin, TX, business that connects innovation to societal needs. Dan Hanson has more than 25 years professional experience in financial management, investment banking, risk management, and governmental policy development. More recently he has focused on venture capital formation, commercialization of technology, and R&D infrastructure in collaboration with centers of innovation. Previously, he was a consultant with Touchstone Financial Group, based in Washington, D.C., working with the Government National Mortgage Association, the U.S. Department of Treasury, and the Federal Deposit Insurance Corporation. He holds a BS and a MS degree from the University of the Oregon. He also attended the Kennedy School of Government at Harvard University and graduated with a Master of Science degree.

Marc Levin, age 53, is our Director, and has held this position since May 2006. From 1981 to the present, Mr. Levin has been the managing general partner of Levin Capital Management, a hedge fund primarily focusing on undervalued securities as well as options and derivatives strategies. From 1981 to 1999, he was the president of Continental Outdoor, Inc., a family outdoor billboard advertising company, which he sold to Clear Channel Communications in 1999.

C. Robert Kline Jr., Ph.D., age 59, is our Director, and has held this position since December 2006. Dr. Kline is a pioneer in machine intelligence, a former college professor, and a veteran government program manager. In over 30 years of technology selection and planning, he launched products in aviation and security technologies, information technology, telecommunications, and sensor manufacturing for DOD, DOC, DOE, NSA and the FBI. He has been a technology evaluation leader for private and public firms and the U.S. government. He served several national non-military agencies in designing and implementing systems for large-scale sensor fusion, data storage, search, and retrieval.

He was a professor at The University of Texas and a guest professor at Université de Neuchâtel, University of Houston, and St. John’s University. Kline served the U.S. Office of Naval Research/Naval Research Laboratory (NRL), the Strategic Defense Initiative, the U.S. DoD Tri-Service AI Program, and the National Security Agency.

Board Committees

Our board of directors does not have an audit or compensation committee to review our internal accounting procedures or the compensation we pay our officers and other employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 11, 2007, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock

Name and Address (2)	Nature of Affiliation	Common Stock Ownership	Percentage of Common Stock Ownership (1)

Malcolm D. Lennie (3)	Director, Chief Executive Officer, & Secretary	36,000 (6)	<1%

Marc Levin (3)	Director	60,000 (7)	<1%

Dan Hanson	Director & Chief Financial Officer	20,000	<1%

C. Robert Kline Jr, Ph.D.	Director	20,000	<1%

SUTI Holdings, LP (4)	>10% Owner	50,000,000	87.9%

The Lebrecht Group, APLC (5) 9900 Research Drive Irvine, CA 92618	Legal Counsel	1,656,000	2.9%

Select University Technologies, Inc. (3)(4)	>10% Owner	606,000 (6)	1.1%

All Officers and Directors as a Group (4 Persons)		136,000	<1%

(1)
Unless otherwise indicated, based on 56,889,000 shares of common stock issued and outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Unless otherwise noted, the address of each beneficial owner is c/o Real Paper Displays, Inc., 4340 Von Karman, Suite 200, Newport Beach, CA 92660.

(3)	Mr. Lennie, our Officer and Director, and Mr. Levin, our Director are shareholders of Select University Technologies, Inc.

(4)	Select University Technologies, Inc., of which Frederick T. Rogers is the president, is the general partner of SUTI Holdings, LP. Together, they own 50,606,000 shares or 88.96% of our common stock.

(5)	The Lebrecht Group, APLC is our legal counsel.

(6)
In anticipation of the execution of the Venture Acceleration Agreement, we issued 1,920,000 shares of our common stock to Select University Technologies, Inc. to cover the management fees owed to it under the first six months of the Venture Acceleration Agreement. Subsequently, Select University Technologies, Inc. transferred 1,314,000 shares to nine individuals/entities, including 36,000 shares to Mr. Lennie, our sole Officer and a Director.

(7)	Includes 20,000 shares held by Mark Levin Revocable Trust, 20,000 shares held by M. Levin Money Purchase Plan and 20,000 shares held by Myron M. Levin Irrevocable Trust.

Preferred Stock

Title	Name	Preferred Stock Ownership	Percentage of Class

Series A Convertible Preferred Stock (1)	The University of Texas at Austin	10	100%

Series B Convertible Preferred Stock (2)	SUTI Holdings, LP (3)	20	100%

(1)	Each share of our Series A Convertible Preferred Stock is convertible into 1% of our outstanding shares of common stock then outstanding.

(2)	Each share of our Series B Convertible Preferred Stock is convertible into 1% of our outstanding shares of common stock then outstanding.

(3)
SUTI Holdings, LP owns 50,000,000 shares of our common stock, representing 87.9% of our outstanding common stock. Select University Technologies, Inc., of which Frederick T. Rogers is the president, is the general partner of SUTI Holdings, LP. In addition, Mr. Lennie, our sole Officer and a Director, and Mr. Levin, a Director, are shareholders of Select University Technologies, Inc.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The Company does not have an investment advisor. There are no current arrangements which will result in a change in control.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. As of June 15, 2007 there are 56,889,000 shares of our common stock issued and outstanding, and 30 shares of preferred stock issued and outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock. We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001, of which thirty (30) such shares are issued and outstanding. Our Board of Directors can choose the rights, privileges, and preferences without further shareholder approval. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Series A Convertible Preferred Stock. In connection with the execution of that certain Patent License Agreement dated February 12, 2007 with the University, we issued 10 shares of our Series A Convertible Preferred Stock to the University. Each share of the Series A Convertible Preferred Stock is convertible into 1% of our outstanding shares of common stock then outstanding.

Series B Convertible Preferred Stock. In connection with the execution of that certain Patent License Agreement dated February 12, 2007 with the University, we issued 20 shares of our Series B Convertible Preferred Stock to SUTI Holdings, LP. Each share of the Series B Convertible Preferred Stock is convertible into 1% of our outstanding shares of common stock then outstanding.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Transfer Agent. We act as our own transfer agent for our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering. The Lebrecht Group owns 1,656,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Article II of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph 1 of Section 78.037 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

Article III of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

Our bylaws do not further address indemnification, and there are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in the State of Nevada on May 11, 2006. Effective December 1, 2006, we executed that certain Patent License Agreement dated February 12, 2007, with the University to obtain rights to various patents related to microbial cellulose and methods for making and using electronic paper.

DESCRIPTION OF BUSINESS

Company Overview

We were incorporated on May 11, 2006, in the State of Nevada, as Real Paper Displays, Inc. We entered into that certain Venture Acceleration Agreement, as amended by that certain Addendum to Venture Acceleration Agreement dated January 31, 2007 (collectively, the Venture Acceleration Agreement), with Select University Technologies, Inc., a California corporation (“SUTI”), and a Patent License Agreement dated February 12, 2007 (the “Patent License Agreement”), with The University of Texas at Austin (the “University”), for the purpose of rapidly commercializing cellulose electronic paper, a patented technology created at the University.

Professor R. Malcolm Brown, Jr. and his associates at the University, who work in the area of Materials Science and Engineering and Molecular Genetics and Microbiology envisioned microbial cellulose as a base for electronic paper and have been working to demonstrate the proof of concept of developing a dynamic display on cellulose that holds pixels of “ink” (electrochromic dye) within the chemistry of the paper, delivers a crisp, “ink-on-paper” presentation of text and graphics, has the ability to change images, and requires no power to maintain the image.

SUTI is a multi-project business accelerator, devoted to launching new technology companies based on university science research. SUTI facilitated the execution of the Patent License Agreement for the exclusive, unrestricted, worldwide commercialization of cellulose electronic paper. In connection with the execution of the Patent License Agreement, we entered into the Venture Acceleration Agreement with SUTI, pursuant to which SUTI will provide a variety of services and benefits to us, including managerial services.

We intend to apply the patented core technology, cellulose electronic paper, to the digital display industry to create a new class of dynamic, changeable medium for signs. Our principal product, which we will develop, manufacture and market, is the RealPaper Paper-Like Electronic Display (“PED”). The RealPaper PED is a dynamic electronic display that delivers the clarity, contrast and visual appeal of ink-on-paper signs plus the flexibilty to change the display message remotely, wirelessly and instantly.

Our primary target market is the retail point of purchase (“POP”) and point of sale (“POS”) display segment of the indoor mass communication display market. As a revenue-generating and cost-reducing alternative to ordinary paper point of purchase signs, we believe RealPaper PEDs will enable merchandisers to display visually superior, cost effective, dynamic content that can be linked to internal product/pricing systems for current and easily changeable data.

License Agreement

We executed the Patent License Agreement with the Board of Regents (“Board”) of The University of Texas System (the “System”). The Board owns rights to various patents related to microbial cellulose and methods for making and using electronic paper (the “Licensed Patents”) that were developed at the University, a component institution of the System. Pursuant to the Patent License Agreement, we secured the right and license to use, develop, manufacture, market, and commercialize the Licensed Patents in exchange for (i) an upfront license fee of $25,000, payable monthly in installments of $4,166.67 per month for six months; (ii) reimbursement of costs ($29,262) incurred by the University to obtain the patent; (iii) an annual maintenance fee of $10,000; (iv) a running royalty rate of 3% with the following minimum payment obligations (a) $10,000 for the period ended December 31, 2007, (b)$100,000 for the period ended December 31, 2008, (c) $100,000 for the period ended December 31, 2009, (d) $300,000 for the period ended December 31, 2010, and (e) $500,000 for each 12-month period thereafter.

Venture Acceleration Agreement

In connection with the execution of the Patent License Agreement with the University, we entered into the Venture Acceleration Agreement with SUTI, for a term of three years (the “Initial Term”), renewable upon terms and conditions mutually agreed upon by Real Paper and SUTI. Pursuant to the Venture Acceleration Agreement, SUTI has agreed to provide a variety of services and benefits to us, including managerial services, in exchange for the following fees: (i) a management fee consisting of a one-time initial fee of $100,000, concurrent with the execution of the Venture Acceleration Agreement, and an annual fee in the amount $930,000, payable on the first day of every month, in twelve equal installments of $77,500, $37,500 of which is payable in cash and $40,000 of which is payable in Real Paper common stock to SUTI and other individuals; and (ii) a performance fee consisting of (a) a fee of 6% of our gross revenues during the Initial Term; (b) a fee of 15% of our quarterly operating profit for the remaining term of the Venture Acceleration Agreement, unless we achieve an operating profit in the forth quarter of our third year of operations, in which case, the performance fee will be 15% of our gross revenues during the two years following the expiration of the Initial Term and then 15% of our quarterly operating profit for the remaining term of the Venture Acceleration Agreement. In anticipation of the execution of the Venture Acceleration Agreement, we issued 1,920,000 shares of our common stock to SUTI and other individuals to cover the management fees owed to SUTI for the first six months of the Venture Acceleration Agreement.

Principal Product

Initial product offerings

We intend to introduce a two-component message package for indoor retail POP/POS applications at a base price of approximately $1,000 per system. The two components of the message package are:

•	a single-sided, RealPaper sign unit in industry-standard dimensions with wireless capability, and

•	software that:

•	facilitates message origination, interval, placement, etc., and

•	provides local or remote interactivity with data for product/SKU pricing and other information.

Additional product offerings

We intend to accommodate specific customer and application requirements such as two-sided sign product configurations, multiple sign units (either single or double faced), or applications where our product may be used as a component element in a broader merchandising design or concept, or in a specific or specialized application.

Increased Revenue

Costs related to retail POP signage are budgeted in advertising and have a return on investment measured by increased sales. We believe our products will be appealing in terms of advertising effectiveness—the ability to attract attention, build business and generate greater revenue. Factors include:

•	Dynamic content and unique, distinctive appearance demands attention,

•	Rapid or frequent update increases amount of information presented,

•	Increased number of “turns” or “messages” per display,

•	Targeted, buyer-specific message for precision marketing/merchandising,

•	Current and correct product information and pricing, and

•	Centralized control - remote distribution.

Lower Costs

Our products may reduce or eliminate associated costs in the following categories:

•	Printing (internal or out-sourced),

•	Spoilage (overprinting, lost, wrong size),

•	Shipping,

•	Hanging, installation, and

•	Relocation, repositioning or maintenance.

Primary Selling Points

The product strategy for our RealPaper PEDs is to compete in POP/POS markets associated with the dynamic display of visual images - text and graphics - that leverage the features and benefits of the visual experience of true paper.

We believe our RealPaper PEDs will provide significant advantages and selling points over traditional paper and other display media. These include:

•	Increased revenue by attracting more eyes and presenting more messages,

•	Efficiency of operation in consistent messages, rapid and frequent change,

•	Bistable power requirements needing current only to change message,

•	Battery operated with low power consumption, typically less than 3 Vdc,

•	Wireless portability, easily moved without media or power cables,

•	Remarkable viewing quality with the natural visual experience of real paper,

•	Wide, off-angle viewing; clarity without reflection up to 180 degrees,

•	High 18:1 contrast ratio, even better than ordinary paper signs,

•	Crisp resolution of 300 dpi, presenting quality text and images, and

•	Attention-getting dynamic content; easily changeable, timely updates.

The Market

The mass communication display market is well-defined and represents $104 billion in annual retail value. This estimate includes outdoor displays valued at $26 billion and indoor display sales valued at $78 billion. The largest individual sector among indoor displays (over 50%) is the POP category—our primary target market—at $42 billion.1

Retail merchandisers understand that over 75% of their customers make unplanned decisions to buy goods at the point of purchase.2 With POP displays and messages, the resulting sale is often (as intended) immediate.

Studies by Point-of-Purchase Advertising International (“POPAI”) recognize that POP works and is a cost-effective medium delivering cost-per-thousand impressions of $6 to $8 in the supermarket category, for example. Properly displayed, POP boosts sales anywhere from 2% to 65%, depending on brand size and POP mix.3

To a large extent, POP advertising is price-based and is often created by the retailer. Manufacturer (product or branded) preprinted signs account for 13% to 35% of POP advertising. The rest - as much as 87% of in-store POP signs - are the retailers’ own signs.4

Individuals and Organizations with the Need

Because of the heavy reliance on “in-house” or self-produced POP signs (commonly the traditional paper variety), the retailer will be a primary target of opportunity. Among the potential beta customers for electronic paper-like displays in this segment are WalMart, JC Penney, Sears, Target Stores, K-Mart, Costco, Kroegers and other “big box” retailers.

In addition to in-house fabrication or fulfillment, there are about 14,000 companies in the U.S. that make and/or sell POP to end users.5 Some of these design/manufacturing firms also represent a prospective source of innovators and early adopters, particularly where a strong measure of creativity and originality help secure the business and help communicate the retailer’s message.

Target Markets and Segments

Our primary target market is the retail POP/POS display segment of the indoor mass communication display market. The primary engine for Mass Communication Displays is advertising to inspire and motivate new business in commercial markets. This is a $104 billion market, characterized by communicating with many people at the same time, e.g., billboards, POP displays and trade show graphics. Three-fourths of this giant market is Indoor Displays - both paper-based and electronic - representing $78 billion. Better than half of the total indoor market is POP, representing over $41.89 billion.6

1Liz Ziepniewski, Consultant, IT Strategies Inc, Hanover, MA; Second Paper Like Display Conference, February 2005, Compiled from multiple sources by author.

2April 2005 National Association of Store Fixture Manufacturers (NASFM) USA, and Point of Purchase Advertising International (POPAI), USA

3Ibid.

4Marketing Promotion News. Cover Story citing “In-Store Advertising as a Measured Medium.” Study by Point-of-Purchase Advertising International (POPAI) and the Advertising Research Foundation (ARF), MPN vol. 1, no. 7, 11.01.01.

5POPAI Market Size and Structure Study, 1997.

6IT Strategies Inc, Hanover, MA; Second Paper Like Display Conference

Our second market is a composite of six (6) segments that account for retail sales of $22.17 billion. These segments will require different marketing channels but represent the same product. They are as follows:7

Trade Show Displays	$8.83 Billion
Conference Displays	$4.75 Billion
Office Building Displays	$3.69 Billion
Indoor Others	$1.88 Billion
Mall Displays	$1.58 Billion
Airport Displays	$1.44 Billion

Distribution Methods

We intend to initially and primarily focus on being a replacement for signs that are within the vast world of mass communications. This sub-sub-sector is $41.89 billion in size, with an estimated 106 billion display units in various applications, at over 1.1 million retail establishments,8  with an estimated 350,000 decision makers. Our marketing and sales program targets the innovators and early adopters in this universe.

Retailer Direct Market

Within the 1.1 million retail establishments, we intend to identify and further qualify retailer decision makers who are or may become innovators and early adopters. These are likely to be retailers who demonstrate through current product offering, advertising, merchandising and/or POP/POS activities as being:

•	Innovative/Original

•	Aggressive/Dynamic

•	Creative/Artistic

•	Resourceful/Inventive

These attributes suggest retailers who are open to new ideas, seek competitive advantages, and display a willingness to “push the envelope.” Retailers in this group have a defined plan to grow their business and expand their market share.

Product Manufacturer/Distributor Market

Similar characteristics will be evident with new and emerging products or product categories. We intend to identify those growth-oriented manufacturers who are seeking a breakthrough, new product introduction, or retail POP advantage. An example business in this category would be the manufacturer or distributor of specialty/performance beverages with a new product introduction, expansion of market share, and/or seeking central or regional control of branding and messaging at the point of purchase.

Overall focus will be to identify and reach innovators and early adopters, beginning with a Southern California regional emphasis.

7IT Strategies Inc, Hanover, MA; Second Paper Like Display Conference

8IT Strategies Inc, Hanover, MA; Second Paper Like Display Conference.

We intend to classify the continental United States into four regions. Each region contains at least one major city that will serve as a regional head office location.

Region	Office	States

Western	Newport Beach, CA	Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington, and Wyoming

Southern	Atlanta, GA	Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, Oklahoma, Puerto Rico, South Carolina, Tennessee, Texas and Virginia

Midwestern	Chicago, IL	Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, West Virginia, and Wisconsin

Eastern	New York, NY	Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Washington, DC and Vermont

Western Region plans

We intend to first open a western region office in Orange County, California to provide early access to markets in the Western United States. This location has the additional advantages of being co-located with the corporate head offices.

During the early months of sales activity in the Western Region, we intend to undergo a fine-tuning as it relates to the final details of making, selling and delivering the product. As this is accomplished in the Western Region, we intend to turn our attention to geographic expansion to other regions.

Expansion plans

After the Western Region has established its planned dealer base, we intend to next open regional offices in Atlanta, Georgia to support the Southern Region, New York, New York for its Eastern region and Chicago, Illinois for its Midwestern Region.

Lead Generation

Our marketing team will generate leads through various lead-generation programs. Leads will be passed to our prospecting group. Prospecting will take the leads through the early steps in the sales process and further qualify leads into “prospects.” Finally, these pre-qualified prospects will be passed to our direct sales staff for the final steps in the sales process.

Trade shows, conferences and events

We plan to attend, display and/or participate in select regional and national events related to retail POS/POP advertising display. Attendance and demonstrations at such trade shows, expos, conferences and similar appropriate events will be vital to our promotional, educational, opinion leader and lead generation efforts.

List acquisition - Direct Mail and Telemarketing

In addition to trade shows and other events, we intend to acquire appropriate lists and conduct direct mail and telemarketing campaigns to identify qualified leads.

Presentations, speeches and demonstrations

We intend to make available management and technical staff for a variety of related events. The opportunity in this area is to reach opinion leaders, who in turn can spread the word to end-user or intermediate customers. This may involve the following activities:

•	Targeting forums for speaking engagements at industry trade shows, technical meetings and industry association meetings,

•	Arranging for reviews of the product by industry watchers. Product reviews are another important vehicle for communicating with innovators,

•	Arranging for media presentations (technical, how-to, etc.) that provide the opportunity to discuss, promote or educate about our technology or products,

•	Establishing key showcase projects in conjunction with select products, retailers and/or agencies that spotlight our technology and products, and

•	Arranging development partnerships with POP fabricator(s) to introduce new or unique applications.

Advertising

Our Internet strategy will be to establish and actively promote a robust and creative website to:

•	reach key audiences, including innovative end-users, POP, sign, technology, retail industry opinion leaders, creative individuals and forces in POP,

•	actively solicit direct inquiry, leads, prospects and opportunities from these audiences,

•	provide easily accessible, detailed sales support, product description and success stories,

•	proactively inspire and/or facilitate awareness of creative applications of the product,

•	validate RealPaper as a leader and authority in the technology, products and applications, and

•	provide numerous still and dynamic visual presentations of product and applications.

Sales Force

We intend to employ sales personnel (specialists) to:

•	Sell our products directly to end users, primarily retailers,

•	Develop product and brand awareness in retail sign and related creative industries, and

•	Provide ongoing sales support.

Intellectual Property

Acquisition of Rights

The Board of Regents of the University will continue to own, manage and protect the key intellectual property rights associated with cellulose electronic paper. SUTI facilitated the execution of the Patent License Agreement with the University to exclusively license key intellectual property in the form of patents, copyrights and other know-how that we expect will provide us with a competitive barrier to entry for the products we intend to offer to the market. Under the Patent License Agreement, we hold exclusive worldwide rights to the key enabling technology invented by Dr. Brown et. al., and assigned to the Board of Regents of the University of Texas System as follows:

•	U.S. Patent Number 4,942,128 (1990), “Microbial cellulose modified during syn-thesis.” Inventor: R. Malcolm Brown. Assignee: Board of Regents, the University of Texas System, Austin, TX.

•	U.S. Patent Application Number 60/507,961 (2004), “Compositions, methods and systems for making and using electronic paper.” Inventors: Jay Shah, R. Malcolm Brown, Robert Wenz and YuYu Sun.

Through our relationship with the University, we intend to maintain and defend our existing intellectual property rights acquired from the University. It is also expected that we will generate our own exclusive improvements, or other new intellectual property, as a result of its commercialization activities.

Copyrights, trade and service marks

Additionally, we intend to create, document and defend certain copyrighted, trade or service mark materials including, but not limited to: corporate name, Internet URL, logos, products names and ad copy that add value and assets.

Competition

e-paper competition

There are several competitive “e-paper” technologies in development. A brief discussion of some these competitive technologies is set forth below.

NTERA, a bistable electrochromic display technology designated as NanoChromics™ Displays (“NCD”), utilizes a patented nanotechnology with a synthetic (not cellulose) substrate. The company’s self-description presents characteristics that appear to be similar to ours, including “ink-on-paper readability, superb optical performance, easy to read from all angles and lighting conditions, and cost-effectiveness over existing LCD display technologies.”

NTERA Ltd. has been in business since 1997 through a relationship with University College Dublin in Ireland, but has only recently been aggressive in seeking investment capital (reportedly with some success). One apparent result of this new activity is that NTERA opened offices in suburban Philadelphia in February 2005 (NTERA Inc. USA). Its original corporate and European headquarters (now a design center) is in Dublin. They also have a manufacturing facility in Taipei, Taiwan.

Publicly available information is not product specific, but describes an enabling technology with a range of “possible” applications. NTERA appears to target market sectors through direct product sales and third-party license of technology for signage, e-paper, mobile applications, clocks/watches, medical instruments, billboards and others prospective uses. In their key target category of mobile devices, NTERA announced with Seiko Epson Corporation (in February 2006) a “successful collaboration on advanced displays.” More specifically, they “successfully produced working prototypes featuring the world’s highest resolution naturally reflective electronic displays using NTERA’s visualDNA™ brand electrochromic display technology. The prototypes feature 200 dpi and 400 dpi QVGA resolution and were produced using Epson’s solution processable inkjet methods.” An additional control feature (“intelligent interface”) for the device/display is a touch and context-sensitive interface, labeled SmartSurface™. SmartSurface is also part of the product development.

NTERA’s technology, now labeled visualDNA™, reportedly enables ink-on-paper appearance, low power consumption, high resolution, no backlight, life-like resolution and “natural color at video speeds.” The NTERA display product PaperBrite™ appears to be produced by bonding electrochromic molecules to titanium dioxide (Ti02), a chemical substance that provides exceptionally high “white and bright” characteristics with a resulting high contrast ratio.

The NTERA display is a “wet” technology (like LCD) using a wet electrolyte, a synthetic substrate with Ti02 and viologen, and indium titanium oxide (“ITO”) front glass and rear electronics (sandwich). (RealPaper, by comparison, is based on a "dry" technology with rear electronics, no ITO front glass required, dry electrolyte and tethered viologen in microbial cellulose (real paper) package.) NTERA company information carefully associates its PaperBrite™ “organic displays” product with the idea of color display, but currently available information provides no details as to this being a present or future capability. A detailed article about the company by IEEE Spectrum online (January 2006) describes the NCD as “stark, razor sharpness, with nearly black images on an almost luminous, paper-white background. Text is easy to read in most lighting conditions, with a contrast ratio of 6:1 and a brightness of at least 4 times that of an LCD.” Further, they report that currently “NCD displays are monochromatic, though they can come in different colors, depending on the specific oxide used.”

Gyricon - and “SyncroSign” products by this company (founded in 2000) used a technology developed by Xerox in partnership with 3M. Although in the "paper-like" category, this technology uses a single sheet of transparent plastic containing millions of tiny bichromal (two-color) beads in oil-filled pockets. Text and images are enabled through a rotation of the beads in response to an electrical impulse. There is no lighting component and no constant power is required.

As of August 2005, Gyricon was shipping SyncroSign products described as “a total retail signage solution that electronically (wireless) synchronizes multiple large pricing displays - from one location - with existing POS databases” and using “SmartPaper™ a reusable, interactive, electronic communication material.” Target markets included POS/POP, and signage for conference/event, banking, retail display and promotion, shelf display/signage.

A few months later, however, Xerox Corporation somewhat abruptly announced that it terminated Gyricon operations as of December 31, 2005. In a brief published statement, Xerox reportedly will "refocus its efforts in electronic paper through licensing of the underlying intellectual property. Xerox is currently working on related projects in re-imagable paper."

Lucent in partnership with EInk, is developing an electronic paper product. Both company technologies enable a monochrome (black/white) display. Industry reports suggest that Phillips is developing a full-color product, but do not anticipate its availability for at least a decade.

Lucent’s EInk device uses electronic ink and combines thin plastic flexible transistors with polymer LEDs to create what are called smart pixels. The process involved uses silicon rubber stamps to print tiny computer circuits onto the surface. EInk uses electronic ink for display: a liquid plastic substance consisting of millions of tiny capsules filled with light and dark dyes that change color—charged dye particles move either up or down within the capsules—when exposed to an electric charge.

The Lucent EInk does not require a constant power source; the initial charge creates the display, which then remains fixed until another charge is applied to change it. The challenge involved in creating viable e-paper is to develop a material that has the desirable characteristics of traditional paper in addition to its own intrinsic benefits, such as being automatically refreshable.

Fuji, has developed a prototype “E-Paper Visual Index Card” made of photoconductivity seats that contain an LCD layer.

Hitachi has exhibited a prototype “e-paper,” which is essentially a thin liquid crystal display, measuring about 10 inches by 8 inches and less than half an inch thick.

SiPix Microcup® Electronic Paper is an electrophoretic display material that is highly reflective and targets high-resolution displays.

Kent Displays and Hewlett-Packard reportedly are developing a cholesteric-LCD display with anticipated full-color

Employees

We currently have four individuals who are our officers and directors. For the rest of our operations, we use the services of independent contractors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We will develop, manufacture, and market the RealPaper Paper-Like Electronic Display (“PED”). The RealPaper PED is an electronic display that delivers the look of ink-on-paper signs that can be changed remotely, wirelessly and instantly.

The Board of Regents (“Board”) of The University of Texas System (the “System”) owns the rights to various patents related to microbial cellulose and methods for making and using electronic paper (the “Licensed Patents”) that were developed at the University, and we have the right and license to use, develop, manufacture, market, and commercialize the Licensed Patents. We have not, however, generated any revenue from our use of the patents.

Our biggest challenge is funding the continued research and development of our products, and then the marketing of our products, until they generate sufficient revenue to support our operations. For the foreseeable future, we will need to fund these activities through the sale of our common stock and loans.

Our financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We have sustained operating losses since our inception (May 11, 2006). At December 31, 2006, the deficit accumulated during the development stage amounted to approximately $637,000. At March 31, 2007, the deficit accumulated during the development stage has increased to $1,140,819. In light of these circumstances, substantial doubt exists about our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilities that might be necessary should we be unable to continue as a going concern.

Results of Operations for the Period from Inception (May 11, 2006) Through the Year ended December 31, 2006

Introduction

We have not generated any revenue. We have funded our formation and initial operations through the issuance and sale of stock and loans. We anticipate that we will continue to fund our operations through the issuance of stock until such time as we can begin to generate substantial revenue from the sale of our products, and we do not have an estimate of when such revenues will begin.

Revenues and Loss from Operations; Net Loss

Our revenue, management fees, professional fees, general and administrative expenses, and net loss from operations for the year ended December 31, 2006 are as follows:

Year Ended December 31, 2006

Revenue	$-
Management fees	565,000
Professional fees	65,869
General and administrative expenses	5,642

Net loss from operations	$(636,511)

The $565,000 in management fees that we incurred during the period ended December 31, 2006 is payable to Select University Technologies, Inc. (“SUTI”) pursuant to the Venture Acceleration Agreement. SUTI provides us with certain services and personnel pursuant to the agreement. Professional fees were incurred for services by our legal counsel, independent auditors, and consultants.

Liquidity and Capital Resources

Introduction

During the period ended December 31, 2006, we did not generate positive cash flow. As a result, we funded our operations through the issuance and sale of our common stock and loans.

Our cash, amounts due from escrow agent, prepaid expenses, total current assets, and total assets as of December 31, 2006 were as follows:

December 31,
2006

Cash	$12,102
Due from escrow agent	1,040
Prepaid expenses	202,000
Total current assets	215,142
Total assets	269,404

Amounts due from escrow agent represent investor funds from the sale of our common stock that was released to us after December 31, 2006. Prepaid expenses represents (a) $10,000 paid to a financing source in connection with a letter of intent, (b) amounts paid in stock ($167,000) for legal and consulting services, and (c) $25,000 for the unamortized balance of stock issued to a consultant.

Cash Requirements

For the year ended December 31, 2006, our net cash used in operations was $20,581.

Negative operating cash flows during the year ended December 31, 2006 were primarily created by a net loss from operations of $636,511, offset by an amount for common stock issued for services of $468,950, an increase in prepaid expenses of $202,000, an increase in accounts payable of $82,020, and an increase in the amount due to related party of $268,000.

Because of our need for cash to fund our continuing research and development, we do not have an opinion as to how indicative these results will be of future results.

Sources and Uses of Cash

For the period ended December 31, 2006, our net cash from financing activities was $86,945. This is a result of net proceeds from the sale of common stock of $86,500 and proceeds from a note payable to related party of $5,445, offset by payments on the note to related party of $5,000.

We are not generating sufficient cash flow from operations to fund growth. We cannot predict when we will begin to generate revenue from the sale of our products, and until that time, we will need to raise additional capital through the sale of our common stock or by obtaining financing. If we are unsuccessful in raising the required capital, we may have to curtail operations.

Results of Operations for the Three Months Ended March 31, 2007

Introduction

We did not generate any revenue during the three months ended March 31, 2007. Consequently, we continue to fund operations through the issuance and sale of stock and loans. We anticipate that we will continue to fund our operations through the issuance of stock and/or loans until such time as we can begin to generate substantial revenue from the sale of our products, and we do not have an estimate of when such revenues will begin.

Revenues and Loss from Operations; Net Loss

Our revenues, management fees, professional fees, sponsored research, general and administrative expenses, net loss from operations, interest expense and net loss for the three months ended March 31, 2007 were as follows:

Three Months Ended March 31, 2007

Revenues	$-
Management fees	232,500
Professional fees	111,438
Sponsored research	156,651
General and administrative	3,583
Net loss from operations	(504,172)
Interest expense	136

Net loss	$(504,308)

The $232,500 in management fees that we incurred during the three month period ended March 31, 2007 is payable to Select University Technologies, Inc. (“SUTI”) pursuant to the Venture Acceleration Agreement. SUTI provides us with certain services and personnel pursuant to the agreement. Professional fees were incurred for services by our legal counsel, independent auditors, and consultants. The $156,651 in Sponsored Research expense is composed of two different agreements. The first agreement is the Sponsored Research Agreement and a total of $95,318 was paid to the University for research. The second agreement is the Unrestricted Sponsorship of Lab Research and a total of $61,333 was paid to the University researcher for unrestricted research. Both of these agreements are more fully discussed in Note 9 to the unaudited financial statements for the period ended March 31, 2007. The interest expense relates to the notes payable to related party borrowings in the first quarter 2007.

Liquidity and Capital Resources

Introduction

During the three month period ended March 31, 2007, we did not generate positive cash flow. As a result, we funded our operations through the issuance and sale of our common stock and loans.

Our cash, amounts due from escrow agent, prepaid expenses, total current assets, and total assets as of March 31, 2007 were as follows:

March 31,
2007

Cash	$122,820
Due from escrow agent	13,427
Prepaid expenses	177,000
Total current assets	313,247
Total assets	367,509

Amounts due from escrow agent represent investor funds from the sale of our common stock that will be released to us after March 31, 2007. Prepaid expenses represents $10,000 paid to a financing source in connection with a letter of intent and $167,000 paid in stock for legal and consulting services.

Cash Requirements

For the three months ended March 31, 2007, our net cash used in operations was $139,407.

Negative operating cash flows during the three months ended March 31, 2007 were primarily created by a net loss from operations of $504,308, an increase in due from escrow agent of $12,387, offset by a decrease in prepaid expenses of $25,000, an increase in accounts payable of $132,477, and an increase in the amount due to related party of $219,625.

During the three months ended March 31, 2007, $54,262 was used by investing activities for the purchase of the technology license.

Because of our need for cash to fund our continuing research and development, we do not have an opinion as to how indicative these results will be of future results.

Sources and Uses of Cash

For the three-month period ended March 31, 2007, our net cash from financing activities was $250,125. This is a result of net proceeds from the sale of common stock of $235,125 and proceeds from a note payable to related party of $15,000.

We are not generating sufficient cash flow from operations to fund growth. We cannot predict when we will begin to generate revenue from the sale of our products, and until that time, we will need to raise additional capital through the sale of our common stock. If we are unsuccessful in raising the required capital, we may have to curtail operations.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with its Board of Directors, the Company has identified the following accounting policies that it believes are key to an understanding of its financial statements. These are important accounting policies that require management’s most difficult, subjective judgments.

The first critical accounting policy relates to valuation of stock issued for compensation. All issuances of our stock for non-cash consideration have been assigned a per share amount equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable.

Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance to EITF 00-18, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor's balance sheet once the equity instrument is granted for accounting purposes.

The second critical accounting policy relates to valuation of deferred tax assets. We account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

The third critical accounting policy relates to realizability of long-lived assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated from the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the present value of estimated future cash flows.

DESCRIPTION OF PROPERTY

Corporate Office

We lease our principal executive and administrative offices located at 4340 Von Karman Avenue, Suite 200, Newport Beach CA 92660. Select University Technologies, Inc., our shareholder and the General Partner of SUTI Holdings, LP, our controlling shareholder, provides this space to us at no cost.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Lennie, our Officer and a Director, and Mr. Levin, a Director, are shareholders of Select University Technologies, Inc., our shareholder and the general partner of SUTI Holdings, LP, the holder of 50,000,000 shares of our common stock. In addition to beneficially owning, either directly or indirectly, approximately 88.96% of our common stock, SUTI Holdings, LP is the holder of all of our Series B Convertible Preferred Stock, entitling it to twenty percent (20%) of our common stock and voting rights upon conversion of all of the Series B Convertible Preferred Stock.

On September 12, 2006, we issued an aggregate of 53,576,000 shares of our common stock as follows: SUTI Holdings, LP, of which Select University Technologies, Inc. is the general partner (50,000,000) in exchange for aggregate cash consideration of $1,950; The Lebrecht Group, APLC, our legal counsel (1,656,000) in exchange for services rendered; and Select University Technologies, Inc., of which Mr. Lennie, our Officer and Director, and Mr. Levin, our Director, are shareholders, and the General Partner of SUTI Holdings, LP (1,920,000) to cover the management fees owed to it under the first six months of the Venture Acceleration Agreement. Subsequently, Select University Technologies, Inc. transferred 1,314,000 shares of its 1,920,000 shares to nine individuals/entities, including 36,000 shares to Mr. Lennie, our Officer and Director.

On February 12, 2007, we issued 10 shares of our Series A Convertible Preferred Stock, each share of which is convertible into 1% of our outstanding shares of common stock then outstanding, to The University of Texas at Austin, in exchange for the rights set forth in the Patent License Agreement with the the University of Texas at Austin.

On February 12, 2007, we issued 20 shares of our Series B Convertible Preferred Stock, each share of which is convertible into 1% of our outstanding shares of common stock then outstanding, to Select University Technologies, Inc., in connection with the execution of the Patent License Agreement with the the University of Texas at Austin. On March 6, 2007, Select University Technologies, Inc. transferred all 20 shares of our Series B Convertible Preferred Stock to SUTI Holdings, LP.

Employment Agreements and Compensation of Officers and Directors

None of our officers or directors is subject to an employment agreement.

Compensation of Consultants

In connection with the execution of the Patent License Agreement with the University, we entered into the Venture Acceleration Agreement with SUTI, for a term of three years (the “Initial Term”), renewable upon terms and conditions mutually agreed upon by Real Paper and SUTI. Pursuant to the Venture Acceleration Agreement, SUTI has agreed to provide a variety of services and benefits to us, including managerial services, in exchange for the following fees: (i) a management fee consisting of a one-time initial fee of $100,000, concurrent with the execution of the Venture Acceleration Agreement, and an annual fee in the amount $930,000, payable on the first day of every month, in twelve equal installments of $77,500, $37,500 of which is payable in cash and $40,000 of which is payable in Real Paper common stock to SUTI and other individuals; and (ii) a performance fee consisting of (a) a fee of 6% of our gross revenues during the Initial Term; (b) a fee of 15% of our quarterly operating profit for the remaining term of the Venture Acceleration Agreement, unless we achieve an operating profit in the forth quarter of our third year of operations, in which case, the performance fee will be 15% of our gross revenues during the two years following the expiration of the Initial Term and then 15% of our quarterly operating profit for the remaining term of the Venture Acceleration Agreement. In anticipation of the execution of the Venture Acceleration Agreement, we issued 1,920,000 shares of our common stock to SUTI and other individuals to cover the management fees owed to SUTI for the first six months of the Venture Acceleration Agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically included the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

There are 10 shares of our Series A Convertible Preferred Stock and 20 shares of our Series B Convertible Preferred Stock issued and outstanding. Each share of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock is convertible into 1% of our outstanding shares of common stock then outstanding. There are no other outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. We have agreed to register, under the Securities Act of 1933 for sale by selling security holders, 5,907,000 shares of our common stock acquired by 86 shareholders in a private placement. None of our outstanding common stock can be sold pursuant to Rule 144 under the Securities Act. The number of holders of record of shares of our common stock is ninety three (93).

We are registering a total of 5,907,000 shares of our common stock for sale by the selling shareholders.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

EXECUTIVE COMPENSATION

None of our employees is subject to a written employment agreement, and we have not paid compensation to any employees, executive officers, or directors for services rendered to us.

Our Directors do not receive compensation for serving as a Director, but they are entitled to reimbursement for their travel expenses.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

We have no disclosure required by this Item.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Real Paper Displays, Inc. by The Lebrecht Group, APLC. The Lebrecht Group, APLC is the owner of 1,656,000 shares of our common stock.

AVAILABLE INFORMATION

We are not subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. The registration statement is also available through the Commission’s web site at the following address: http://www.sec.gov.

EXPERTS

Our financial statements as of December 31, 2006, and for the period ended December 31, 2006, included in the prospectus which is part of a registration statement have been so included in reliance on the report of KMJ Corbin & Company LLP, given on the authority of said firm as experts in auditing and accounting.

FINANCIAL STATEMENTS

REAL PAPER DISPLAYS, INC.
(FORMERLY WORLD AM COMMUNICATIONS, INC.)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
MARCH 31, 2007
(Unaudited)

ASSETS
Current assets:
Cash	$122,820
Due from escrow agent	13,427
Prepaid expenses	177,000
Total current assets	313,247
Intangible assets	54,262
Total assets	$367,509

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$214,497
Due to related party	487,675
Note and accrued interest payable to related party	15,581
Total current liabilities	717,753
Commitments and contingencies
Stockholders' deficit:
Series A convertible preferred stock; $0.001 par value; liquidation preference of $100,000 per share plus accrued but unpaid dividends; 10 shares authorized, issued and outstanding	-
Series B convertible preferred stock; $0.001 par value; liquidation preference of $100,000 per share plus accrued but unpaid dividends; 20 shares authorized, issued and outstanding	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 56,669,000 shares issued and outstanding	56,669
Warrants to purchase common stock at $0.0001 per share; 18,000,000 authorized, issued and outstanding	-
Additional paid-in capital	733,906
Deficit accumulated during the development stage	(1,140,819)
Total stockholders' deficit	(350,244)
Total liabilities and stockholders' deficit	$367,509

The accompanying notes are an integral part of these financial statements

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(Unaudited)

		For the
		Period from
		May 11, 2006
	For the Three	(Inception)
	Months Ended	Through
	March 31, 2007	March 31, 2007
Revenues	$-	$-
Operating expenses:
Management fees	232,500	797,500
Professional fees	111,438	177,307
Sponsored research	156,651	156,651
General and administrative	3,583	9,225
Total operating expenses	504,172	1,140,683
Loss from operations	(504,172)	(1,140,683)
Interest expense	136	136
Loss before income taxes	(504,308)	(1,140,819)
Income taxes	-	-
Net loss	$(504,308)	$(1,140,819)
Net loss per share, basic and diluted	$(0.01)
Weighted average shares outstanding, basic and diluted	55,467,967

The accompanying notes are an integral part of these financial statements

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE FROM PERIOD MAY 11, 2006 (INCEPTION) THROUGH MARCH 31, 2007

								Deficit
								Accumulated
	Preferred Stock							during the	Total
	Series A		Series B		Common Stock		Additional	Development	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Stage	Deficit

Balance, May 11, 2006 (date of inception)	-	-	-	-	-	$-	$-	$-	$-

Common stock issued September 12, 2006 for incorporation expenses, $0.000 per share	-	-	-	-	50,000,000	50,000	(48,050)	-	1,950

Common stock issued September 12, 2006 for services, $0.125 per share	-	-	-	-	1,336,000	1,336	165,664	-	167,000

Common stock issued September 12, 2006 for stock issuance costs, $0.125 per share	-	-	-	-	320,000	320	(320)	-	-

Common stock issued September 12, 2006 for management fees, $0.125 per share	-	-	-	-	1,920,000	1,920	238,080	-	240,000

Common stock issued December 14, 2006 for payment of professional fees, $0.125 per share	-	-	-	-	480,000	480	59,520	-	60,000

Stock issuance costs	-	-	-	-	-	-	(5,000)	-	(5,000)

Proceeds from sale of common stock, $0.125 per share	-	-	-	-	732,000	732	90,768	-	91,500

Net loss	-	-	-	-	-	-	-	(636,511)	(636,511)

Balance December 31, 2006	-	-	-	-	54,788,000	54,788	500,662	(636,511)	(81,061)

Issuance of shares to University as part of license agreement (unaudited)	10	-	-	-	-	-	-	-	-

Issuance of shares to SUTI as part of license agreement (unaudited)	-	-	20	-	-	-	-	-	-

Net proceeds from sale of common stock (unaudited)					1,881,000	1,881	233,244	-	235,125

Net loss (unaudited)	-	-	-	-	-	-	-	(504,308)	(504,308)
Balance, March 31, 2007 (unaudited)	10	$-	20	$-	56,669,000	$56,669	$733,906	$(1,140,819)	$(350,244)

The accompanying notes are an integral part of these financial statements

REAL PAPER DISPLAYS, INC.
(FORMERLY WORLD AM COMMUNICATIONS, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
(Unaudited)

		For the
		Period from
		May 11, 2006
	For the Three	(Inception)
	Months Ended	Through
	March 31, 2007	March 31, 2007
Cash flows from operating activities:
Net loss	$(504,308)	$(1,140,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	-	468,950
Accrued interest added to principal balance	136	136
Changes in operating assets and liabilities:
Increase in due from escrow agent	(12,387)	(13,427)
Decrease (increase) in prepaid expenses	25,000	(177,000)
Increase in accounts payable	132,477	214,497
Increase in due to related parties	219,675	487,675
Net cash used in operating activities	(139,407)	(159,988)
Cash flows from investing activities:
Purchase of intangible assets	-	(54,262)
Cash flows from financing activities:
Net proceeds from sale of common stock	235,125	321,625
Proceeds from note payable to related party	15,000	20,445
Payments on note payable to related party	-	(5,000)
Net cash provided by financing activities	250,125	337,070
Net increase in cash	110,718	122,820
Cash, beginning of period	12,102	-
Cash, end of period	$122,820	$122,820
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Organization

Real Paper Displays, Inc. (the “Company” or “Real Paper”) is a Nevada corporation formed on May 11, 2006. It is a development stage company whose goal is to commercialize an innovative technology that integrates the fields of microbiology and electronics, resulting in significant applications within the digital display industry.

On February 12, 2007, the Company executed a license agreement (the “License Agreement”) with the Board of Regents of the University of Texas at Austin (the “University”) with an effective date of September 1, 2006. The technology underlying the License Agreement is anticipated to rapidly commercialize cellulose electronic paper, a patented technology created at the University. The license is for exclusive, unrestricted worldwide commercialization of this technology. Under the terms of the License Agreement, the Company will pay license fees, annual maintenance fees, royalties and sponsored research funding to the University. In connection with the License Agreement, Real Paper issued 10 shares of Series A convertible preferred stock to the University and 20 shares of Series B convertible preferred stock to Select University Technologies, Inc. (“SUTI”). Each share of Series A and Series B preferred stock is convertible into an equivalent number of shares of common stock such that the percentage of ownership by the University and by SUTI will be equal to one percent of the common stock authorized and outstanding on a fully diluted basis at the time of conversion.

Basis of Presentation

Interim Financial Information

The unaudited interim financial statements present the balance sheet of the Company as of March 31, 2007 and its statements of operations, stockholders’ deficit and cash flows for the three months ended March 31, 2007 and for the period from May 11, 2006 (inception) through March 31, 2007.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of March 31, 2007 and the results of operations and cash flows for the three months ended March 31, 2007 and for the period from May 11, 2006 (inception) through March 31, 2007 have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The accompanying financial statements have been prepared in accordance with the Securities and Exchange Commission (“SEC”) requirements for interim financial reporting. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The financial statements should be read in conjunction with the Company’s financial statements for the period May 11, 2006 (inception) through December 31, 2006 included in Form SB-2 and amendments thereto.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION, continued

Going Concern

The Company’s net losses and accumulated deficit were $1,140,819 for the period from May 11, 2006 (inception) through March 31, 2007. The Company also had a working capital deficit of $404,506 as of March 31, 2007. The Company cannot provide assurance that it can achieve or sustain profitability on a quarterly or annual basis in the future. The Company anticipates it will continue to incur losses until it is able to establish significant levels of revenue while controlling its expenses. The Company’s success is dependent upon the successful development and marketing of its products, as to which there is no assurance. Any future success that the Company might experience will depend upon many factors, including factors out of its control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon the Company or may force it to reduce or curtail operations. In addition, the Company will require additional funds to sustain and expand its sales and marketing activities, particularly if a well-financed competitor emerges.

From September 2006 through March 2007, the Company has raised approximately $322,000 in private offerings of its common stock. Despite the Company’s success in the offerings, there is no assurance that the Company will be able to continue to obtain debt or equity financing on terms acceptable to the Company, if at all. The inability to obtain sufficient funds from operations or external sources would require the Company to curtail or cease operations. Any additional equity financing may involve substantial dilution to then existing stockholders. The Company also has the ability to borrow up to $100,000 from SUTI Holdings, LP to meet short-term cash requirements.

Management plans to continue to provide for its capital requirements by issuing additional equity and debt securities. The Company is currently negotiating financing with a capital management company and has signed a letter of intent. The letter of intent is non-binding and is subject to execution of definitive agreements and other conditions precedent. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company has sufficient funds to execute its business plan or generate positive operating results.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION, continued

Development Stage Enterprise

The Company’s planned principal operations have not yet commenced. Accordingly, the Company’s activities have been accounted for as those of a development stage enterprise as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” All losses since inception have been considered as part of the Company’s development stage activities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the recoverability of long-lived assets, the value of common stock issued for services and the realizability of the deferred tax assets.

Concentration of Credit Risk

The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At various times, the Company’s cash balances exceed the insured limit. Management believes the risk of loss of cash balances in excess of the insured limit to be low.

Intangible Assets

Intangible assets consist of a license to use the technology developed by the University and are stated at cost. Upon commencement of sales of the product, these amounts will be amortized over the shorter of the expected life of the product or the remaining term of the license agreement.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Long-Lived Assets

The Company accounts for its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. As of March 31, 2007, the Company does not believe there has been any impairment of its long-lived assets. There can be no assurances, however, that demand for the Company’s products and services will continue, which could result in an impairment of long-lived assets in the future.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, amounts due from escrow agent, accounts payable, amounts due to related party and notes payable to related party. Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” the Company is required to estimate the fair value of all financial instruments at the balance sheet date. Since the amounts due to related party and notes payable to related party originated from transactions originated with related party, the Company is unable to determine the fair values of these amounts. Other than amounts due to related party and notes payable to related party, the Company considers the carrying value of its financial instruments to approximate their fair value due to the short maturity of these instruments.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share” and Staff Accounting Bulletin (“SAB”) No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents. Such amounts include shares potentially issuable upon conversion of the convertible preferred stock. However, potential common shares are excluded if their effect is anti-dilutive. For the three months ended March 31, 2007, basic and loss per share were the same. Had such shares been included in diluted earnings per share, they would have resulted in weighted-average common shares of 58,718,472 for the three months ended March 31, 2007.

Stock-Based Compensation

All issuances of the Company's stock for non-cash consideration have been assigned a per share amount equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees”. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance to EITF 00-18, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor's balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company recorded the fair value of the common stock issued for future services as prepaid expenses in its balance sheet (see Note 4).

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FASB Interpretation No. 48 did not have a material impact on the Company’s financial position or results of operations.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

In September 2006, the FASB adopted SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a framework for measuring fair value and expands disclosure about fair value measurements. Specifically, this standard establishes that fair value is a market-based measurement, not an entity specific measurement. As such, the value measurement should be determined based on assumptions the market participants would use in pricing an asset or liability, including, but not limited to assumptions about risk, restrictions on the sale or use of an asset and the risk of non-performance for a liability. The expanded disclosures include disclosure of the inputs used to measure fair value and the effect of certain of the measurements on earnings for the period. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the effect adoption of SFAS No. 157 will have on its financial position or results of operations.

In September 2006, the SEC staff issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. The interpretation is effective for fiscal years beginning after November 15, 2006. The adoption of SAB No. 108 did not have a material impact on the Company’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities- Including an Amendment of FASB Statement No. 115.” SFAS No. 159 would create a fair value option of accounting for qualifying financial assets and liabilities under which an irrevocable election could be made at inception to measure such assets and liabilities initially and subsequently at fair value, with all changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The Company is currently evaluating the impact that the adoption of SFAS No. 159 will have on its financial position, results of operations and cash flows.

NOTE 3 - DUE FROM ESCROW AGENT

During the period from September 2006 through March 31, 2007, the Company sold shares of its common stock in a private offering. The subscription documents and funds were submitted to the escrow agent until approval of the investor was granted. Certain expenses of the private placement were also disbursed from the escrow account. The balance of $13,427 as of March 31, 2007 represents net amounts that have yet to be remitted to the Company.

NOTE 4 - PREPAID EXPENSES

Prepaid expenses consist of a non-refundable deposit of $10,000 paid in connection with the letter of intent (see Note 1) and $167,000 paid to a related party in shares of common stock, for prepaid legal and consulting services to be performed in 2007 (see Note 9).

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 - INTANGIBLE ASSETS

Intangible assets consist of an initial, non-refundable license fee of $25,000 and reimbursement of $29,262 of expenses incurred by the University in connection with obtaining the patent on the technology.

NOTE 6 - NOTE AND ACCRUED INTEREST PAYABLE TO RELATED PARTY

The Company has a revolving note payable to SUTI Holdings, LP that allows the Company to borrow up to $100,000. The note is due 30 days after a written demand for payment had been made and bears simple interest at 10 percent per annum. The balance on the note as of March 31, 2007 was $15,581. Interest in the amount of $136 was accrued on the note during the period ended March 31, 2007. No payments were made during the three months ended March 31, 2007.

NOTE 7 - STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of its $0.001 par value preferred stock, of which 10 shares have been designated Series A preferred stock and 20 shares have been designated Series B preferred stock.

Series A Preferred Stock

The holders of Series A convertible preferred stock have a liquidation preference of $100,000 per share plus accrued but unpaid dividends. Such amounts will be paid on all outstanding Series A preferred shares before any payment shall be made or any assets distributed to the holders of common stock or any other stock of any other series of preferred stock. Each share of Series A preferred stock is convertible, at the option of the holder, into an equivalent number of common shares such that the percentage of ownership will be equal to 1% of the common stock authorized and outstanding on a fully diluted basis at the time of conversion. The holders of Series A preferred stock must convert their shares at such time that the Company receives at least $8.5 million in cumulative funding. The holders of these preferred shares shall have the right to vote and cast that number of votes which the holder would have been entitled to cast had such holder converted the shares immediately prior to the record date for such vote. The holder of these shares shall participate in all dividends declared and paid with respect to the common stock to the same extent had such holder converted the shares immediately prior to the record date for the dividend. Upon termination of the License Agreement, the Company shall have the right, but not the obligation, to redeem the Series A preferred stock for $1.00 per share. The Series A preferred stock was issued to the University in March 2007.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 - STOCKHOLDERS’ DEFICIT, continued

Series B Preferred Stock

The holders of Series B convertible preferred stock have a liquidation preference of $100,000 per share plus accrued but unpaid dividends. Such amounts will be paid on all outstanding Series B preferred shares before any payment shall be made or any assets distributed to the holders of common stock or any other stock of any other series of preferred stock, but junior to the Series A preferred stockholders. Each share of Series B preferred stock is convertible, at the option of the holder, into an equivalent number of common shares such that the percentage of ownership will be equal to 1% of the common stock authorized and outstanding on a fully diluted basis at the time of conversion. The holders of Series B preferred stock must convert their shares at such time that the Company receives at least $8.5 million in cumulative funding. The holders of these preferred shares shall have the right to vote and cast that number of votes which the holder would have been entitled to cast had such holder converted the shares immediately prior to the record date for such vote. The holder of these shares shall participate in all dividends declared and paid with respect to the common stock to the same extent had such holder converted the shares immediately prior to the record date for the dividend. The Series B preferred stock was issued to SUTI in March 2007.

Common Stock

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock. The holders of the Company’s common stock are entitled to one vote per share of common stock held and have equal rights to receive dividends when, and if, declared by the Board of Directors. In the event of liquidation, holders of common stock are entitled to share ratably in the net assets available for distribution to stockholders, subject to the rights, if any, of holders of any preferred stock then outstanding.

During the three months ended March 31, 2007, 1,881,000 shares of common stock were sold to investors in a private placement for net cash proceeds of $235,125. In the fourth quarter of 2006, the Company sold 732,000 shares of common stock to investors in a private placement for net cash proceeds of $86,500.

NOTE 8 -RELATED PARTY TRANSACTIONS

On June 20, 2006, the Company entered into a Venture Acceleration Agreement, (the “Venture Agreement”) with SUTI. Pursuant to the Venture Agreement, SUTI will provide certain services and personnel to the Company for an initial term of three years. In return, the Company will pay a management fee and a performance fee.

The management fee calls for a one-time payment of $100,000 and an annual fee in the amount of $930,000, payable in monthly installments of $77,500. Of the monthly payment, $37,500 is payable in cash and $40,000 is payable in shares of the Company’s common stock at the initial rate of $0.125 per share (320,000 shares per month). The number of shares will be adjusted to the previous day’s closing price should the Company’s shares become publicly traded in the future.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 -RELATED PARTY TRANSACTIONS, continued

For the first three years of the Venture Agreement, the performance fee is six percent of gross revenue. Thereafter, the performance fee will be fifteen percent of quarterly operating profit before the performance fee. Additionally, if the Company has an operating profit in the fourth quarter of the third year of the agreement, SUTI will be entitled to receive fifteen percent of the Company’s gross revenue during the two years following the initial term of the Venture Agreement.

During the three months ended March 31, 2007, the Company incurred $232,500 of management fees. As of March 31, 2007, total management fees due to SUTI were $487,675.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Indemnities and Guarantees

During the normal course of business, the Company made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees, consultants and agents against liabilities arising out of the performance of services to the Company. The Company has agreed to indemnify the University from any causes of action resulting from the exercise or practice of the License Agreement. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. To date, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

License Agreement

On February 12, 2007, the Company executed the License Agreement with the University with an effective date of September 1, 2006. Pursuant to the License Agreement, the Company paid a non-refundable, upfront license fee of $25,000 and reimbursed the University for costs of $29,262 incurred to obtain the patent. The initial upfront payment and the reimbursement of patent expenses totaled $54,262. The Company is also obligated to pay an annual maintenance fee of $10,000 and a royalty of three percent of gross revenue and fifty percent of revenues from sublicenses, subject to annual minimums. For the three months ended March 31, 2007, the Company incurred $2,500 in patent maintenance expense under the terms of the License Agreement. As of March 31, 2007, the amount due to the University under the License Agreement and the Sponsored Research Agreement (see discussion below) was $87,004 and is included in accounts payable in the accompanying financial statements.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 - COMMITMENTS AND CONTINGENCIES, continued

Future minimum payments under the License Agreement are as follows:

2007	$10,000
2008	110,000
2009	110,000
2010	310,000
2011	510,000
Thereafter	6,120,000
$7,170,000

Consulting Agreements

The Company has a consulting agreement (the “Consulting Agreement”) with an individual to provide services to develop the technology licensed from the University. The Consulting Agreement was effective September 1, 2006 and expires on October 31, 2011. The consultant will be paid an annual fee of $72,000 during the term. The Consulting Agreement is cancelable at the option of either party upon thirty days written notice. For the three months ended March 31, 2007, the Company incurred $18,000 of expense pursuant to the terms of the Consulting Agreement. As of March 31, 2007, the Company owed the consultant $42,000.

The Company has a consulting agreement (the “PR Agreement”) with an individual to provide public relations and marketing services for the Company for a one-year term through September 2007. The PR Agreement requires a monthly retainer of $10,000, against which actual time charges will be applied, plus approved out-of-pocket expenses. The retainer for the first six months was paid in shares of common stock. Beginning in March 2007, the monthly retainer is payable in cash. Additionally, the consultant will be paid a commission of fifteen percent on all media placement. The PR Agreement is renewable at the option of the Company upon written notice of renewal no later than ninety days prior to the end of the contract. Should written notification not occur, the contract will continue for an additional three months so as to complete any work currently in process at the time but no new work will commence. For the three months ended March 31, 2007, the Company recorded $30,000 of operating expenses related to the PR Agreement.

Sponsored Research Agreement

Concurrent with the execution of the License Agreement, the Company also agreed to provide the University with funds for research (the “Research Agreement”), beginning in 2007. The initial agreement is for a twelve-month period ending December 31, 2007; however the agreement can only be extended upon the written agreement from the Company. The maximum expenditure limit for the initial agreement is $599,350. Through March 31, 2007, the Company has reimbursed a total of $95,067. These monies are included in sponsored research expense in the accompanying statement of operations.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 - COMMITMENTS AND CONTINGENCIES, continued

Unrestricted Sponsorship Agreement

Concurrent with the execution of the License Agreement, the Company also agreed to provide sponsorship to a researcher (see Consulting Agreement above) at the University for unrestricted research lab funds beginning in 2007 (“Unrestricted Licensing Agreement”). The Unrestricted Sponsored Agreement is for a period of four years commencing with the signing of the License Agreement.

Future aggregate minimum payments under the Unrestricted Sponsorship Agreement are as follows:

2007	$103,000
2008	75,000
2009	100,000
2010	125,000
$403,000

For the three months ended March 31, 2007, the Company recorded $61,333 of sponsored research expenses related to the Unrestricted Sponsorship Agreement, which is in accounts payable at March 31, 2007.

NOTE 10 - SUBSEQUENT EVENT

Through May 15, 2007, the Company issued 220,000 shares of common stock to investors for net cash proceeds of $27,500.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

with

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM THEREON

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Real Paper Displays, Inc.

We have audited the accompanying balance sheet of Real Paper Displays, Inc. (a development stage company) (the "Company") as of December 31, 2006, and the related statements of operations, stockholders' deficit and cash flows for the period from May 11, 2006 (inception) through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Real Paper Displays, Inc. (a development stage company) as of December 31, 2006, and the results of its operations and its cash flows for the period from May 11, 2006 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses since inception and has not yet generated revenue. Additionally, the Company’s current liabilities exceed its current assets. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KMJ | CORBIN & COMPANY LLP

Irvine, California
March 16, 2007

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

December 31, 2006
ASSETS
Current assets:
Cash	$12,102
Due from escrow agent	1,040
Prepaid expenses	202,000

Total current assets	215,142

Intangible assets	54,262

$269,404

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$82,020
Due to related party	268,000
Note payable to related party	445

Total current liabilities	350,465

Commitments and contingencies

Stockholders’ deficit:
Series A convertible preferred stock; $0.001 par value; liquidation preference of $100,000 per share plus accrued but unpaid dividends;
10 shares authorized; no shares issued and outstanding	-
Series B convertible preferred stock; $0.001 par value; liquidation preference of $100,000 per share plus accrued but unpaid dividends;
20 shares authorized; no shares issued and outstanding	-
Common stock; $0.001 par value; 100,000,000 shares authorized;
54,788,000 shares issued and outstanding	54,788
Additional paid-in capital	500,662
Deficit accumulated during the development stage	(636,511)

Total stockholders’ deficit	(81,061)

$269,404

See report of independent registered public accounting firm and accompanying notes to financial statements

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

For The Period From May 11, 2006 (Inception) Through December 31, 2006
Revenues	$-

Operating expenses:
Management fees	565,000
Professional fees	65,869
General and administrative	5,642

Total operating expenses	636,511

Loss before income taxes	(636,511)

Income taxes	-

Net loss	$(636,511)

Net loss per share, basic and diluted	$(0.02)

Weighted average shares outstanding, basic and diluted	25,545,957

See report of independent registered public accounting firm and accompanying notes to financial statements

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ DEFICIT

								Deficit
								Accumulated
	Preferred Stock						Additional	During the	Total
	Series A		Series B		Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	Deficit
Balance, May 11, 2006 (inception)	-	$-	-	$-	-	$-	$-	$-	$-

Common stock issued September 12,
2006 for incorporation expenses,
$0.000 per share	-	-	-	-	50,000,000	50,000	(48,050)	-	1,950

Common stock issued September 12,
2006 for services, $0.125 per share	-	-	-	-	1,336,000	1,336	165,664	-	167,000

Common stock issued September 12,
2006 for stock issuance costs,
$0.125 per share	-	-	-	-	320,000	320	(320)	-	-

Common stock issued September 12,
2006 for management fees, $0.125
per share	-	-	-	-	1,920,000	1,920	238,080	-	240,000

Common stock issued December 14,
2006 for payment of professional fees,
$0.125 per share	-	-	-	-	480,000	480	59,520	-	60,000

Stock issuance costs	-	-	-	-	-	-	(5,000)	-	(5,000)

Proceeds from sale of common stock,
$0.125 per share	-	-	-	-	732,000	732	90,768	-	91,500

Net loss	-	-	-	-	-	-	-	(636,511)	(636,511)

Balance, December 31, 2006	-	$-	-	$-	54,788,000	$54,788	$500,662	$(636,511)	$(81,061)

See report of independent registered public accounting firm and accompanying notes to financial statements

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

For The Period From May 11, 2006 (Inception) Through December 31, 2006
Cash flows from operating activities:
Net loss	$(636,511)
Adjustments to reconcile net loss to net cash used in
operating activities:
Common stock issued for services	468,950
Changes in operating assets and liabilities:
Increase in due from escrow agent	(1,040)
Increase in prepaid expenses	(202,000)
Increase in accounts payable	82,020
Increase in due to related party	268,000

Net cash used in operating activities	(20,581)

Cash flows from investing activities:
Purchase of intangible assets	(54,262)

Cash flows from financing activities:
Net proceeds from sale of common stock	86,500
Proceeds from note payable to related party	5,445
Payments on note payable to related party	(5,000)

Net cash provided by financing activities	86,945

Net increase in cash	12,102

Cash, beginning of period	-

Cash, end of period	$12,102

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-
Cash paid for interest	$-

See report of independent registered public accounting firm and accompanying notes to financial statements

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Organization

Real Paper Displays, Inc. (the “Company” or “Real Paper”) is a Nevada corporation formed on May 11, 2006. It is a development stage company whose goal is to commercialize an innovative technology that integrates the fields of microbiology and electronics, resulting in significant applications within the digital display industry.

On February 12, 2007, the Company executed a license agreement (the “License Agreement”) with the Board of Regents of the University of Texas at Austin (the “University”) with an effective date of September 1, 2006. The technology underlying the License Agreement is anticipated to rapidly commercialize cellulose electronic paper, a patented technology created at the University. The license is for exclusive, unrestricted, worldwide commercialization of this technology. Under the terms of the License Agreement, the Company will pay license fees, annual maintenance fees, royalties and sponsored research funding to the University. In connection with the License Agreement, Real Paper agreed to issue ten shares of Series A convertible preferred stock to the University and 20 shares of Series B convertible preferred stock to Select University Technologies, Inc. (“SUTI”) within a reasonable period of time subsequent to the execution of the License Agreement. Each share of Series A and Series B preferred stock is convertible into an equivalent number of shares of common stock such that the percentage of ownership by the University and by SUTI will be equal to one percent of the common stock authorized and outstanding on a fully diluted basis at the time of conversion.

Basis of Presentation

The Company's financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has not generated any revenue since its inception on May 11, 2006 and has incurred a net loss in 2006. The Company cannot provide assurance that it can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than anticipated, or if operating expenses exceed expectations or cannot be adjusted accordingly, the Company will continue to incur losses. The Company’s success is dependent upon the successful development and marketing of its products, as to which there is no assurance. Any future success that the Company might experience will depend upon many factors, including factors out of its control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION, continued

These conditions may have a materially adverse effect upon the Company or may force it to reduce or curtail operations. In addition, the Company will require additional funds to develop and sustain sales and marketing activities, particularly if a well-financed competitor emerges. The inability to obtain sufficient funds from operations or external sources would require the Company to curtail or cease operations. Any additional equity financing may involve substantial dilution to then existing stockholders.

Management plans to continue to provide for its capital requirements by issuing additional equity and debt securities. The Company is currently negotiating financing with a capital management company and has signed a letter of intent. The letter of intent is non-binding and is subject to execution of definitive agreements and other conditions precedent. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. In view of these matters, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Enterprise

The Company’s planned principal operations have not yet commenced. Accordingly, the Company’s activities have been accounted for as those of a development stage enterprise as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. All losses since inception have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the recoverability of long-lived assets, the value of common stock issued for services and the realizability of deferred tax assets.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated from the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the present value of estimated future cash flows. At December 31, 2006, the Company’s management believes there has been no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or that there will be demand for the Company’s products, which could result in impairment of long-lived assets in the future.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

Fair Value of Financial Instruments

The Company’s financial instruments consist of amounts due from escrow agent, accounts payable and amounts due to related party. Pursuant to SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying value of its financial instruments to approximate their fair value due to the short maturity of these instruments.

Net Loss Per Share

The Company adopted the provisions of SFAS No. 128, Earnings Per Share (“EPS”). SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic EPS includes no dilution and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity. For the period from May 11, 2006 (date of inception) through December 31, 2006, basic and diluted loss per share were the same since the Company had not yet issued the convertible preferred stock and has no other dilutive securities.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Stock-Based Compensation

All issuances of the Company's stock for non-cash consideration have been assigned a per share amount equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance to EITF 00-18, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor's balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company recorded the fair value of the common stock issued for future services as prepaid expenses in its balance sheet (see Note 4).

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) finalized and issued Interpretation No. 48 (“FIN 48”), entitled Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, which defines the threshold for recognizing the benefits of tax return positions as well as providing guidance regarding the measurement of the resulting tax benefits. FIN 48 requires a company to recognize for financial statement purposes the impact of a tax position if that position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). FIN 48 will be effective for fiscal years ending after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value and expands disclosure about fair value measurements. Specifically, this standard establishes that fair value is a market-based measurement, not an entity specific measurement. As such, the value measurement should be determined based on assumptions that market participants would use in pricing an asset or liability, including, but not limited to assumptions about risk, restrictions on the sale or use of an asset and the risk of nonperformance for a liability. The expanded disclosures include disclosure of the inputs used to measure fair value and the effect of certain of the measurements on earnings for the period. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the effect adoption of SFAS No. 157 will have on its financial position or results of operations.

NOTE 3 - DUE FROM ESCROW AGENT

During the period ended December 31, 2006, the Company sold shares of its common stock in a private offering. The subscription documents and funds were submitted to an escrow agent until approval of the investor was granted. Certain expenses of the private placement were also disbursed from the escrow account. The balance of $1,040 as of December 31, 2006 represents net amounts that have yet to be remitted to the Company.

NOTE 4 - PREPAID EXPENSES

Prepaid expenses consist of a non-refundable deposit of $10,000 paid in connection with a letter of intent (see Note 1) and $167,000 paid to a related party in shares of common stock for prepaid legal and consulting services to be performed in 2007 (see Notes 8 and 10). Also included in prepaid expenses is $25,000, which represents the unamortized balance of the $60,000 of common stock issued to a consultant on December 14, 2006 (see Notes 8 and 10).

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 5 - INTANGIBLE ASSETS

Intangible assets consist of an initial, non-refundable license fee of $25,000 and reimbursement of $29,262 of expenses incurred by the University in connection with obtaining the patent on the technology. Upon commencement of sales of the product, these amounts will be amortized over the shorter of the expected life of the product or the remaining term of the License Agreement. The Company reviews the carrying value of its intangible assets on an annual basis or more frequently if an event occurs or circumstances change to indicate that there has been a decline in the carrying value of the assets. If the Company determines that there has been a decline in the carrying value, then a reduction in the carrying value will be made.

NOTE 6 - NOTE PAYABLE TO RELATED PARTY

The Company has a revolving note payable to SUTI Holdings, LP that allows the Company to borrow up to $100,000. The note is due 30 days after a written demand for payment has been made and bears simple interest at 10 percent per annum. The balance on the note as of December 31, 2006 was $445. No interest was accrued or paid on the note during the period ended December 31, 2006.

NOTE 7 - INCOME TAXES

The income tax provision consists of the following for the period ended December 31, 2006:

Current:
Federal	$-
State	-
-

Deferred:
Federal	(196,973)
State	(56,268)
(253,241)

Less change in valuation allowance	253,241

$-

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 7 - INCOME TAXES, continued

Deferred income taxes are provided for the tax effects of temporary differences in the reporting of income for financial statement and income tax reporting purposes and arise principally from net operating loss carry forwards. As of December 31, 2006, the Company had federal and California net operating loss carry forwards of $635,559 that expire in 2026 and 2016 for federal and California purposes, respectively.

The components of the net deferred tax asset as of December 31, 2006 are as follows:

Net operating loss carryforwards	$253,241
Valuation allowance	(253,241)

$-

The Company’s effective tax rate differs from the federal and state statutory rates due to certain expenses that are not deductible for income tax purposes and the valuation allowance recorded for the deferred tax asset due to unused net operating loss carry forwards. A valuation allowance has been provided by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will materialize.

The following is a reconciliation of the provision for income taxes at the expected rates to the income taxes reflected in the statement of operations:

Tax benefit at federal statutory rate	(34%)
State tax expense, net of federal tax effect	(6%)
Change in valuation allowance	40%

-

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 8 - STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of its $0.001 par value preferred stock, of which 10 shares have been designated Series A preferred stock and 20 shares have been designated Series B preferred stock.

Series A Preferred Stock

The holders of the Series A convertible preferred stock have a liquidation preference of $100,000 per share plus accrued but unpaid dividends.  Such amounts shall be paid on all outstanding Series A preferred shares before any payment shall be made or any assets distributed to the holders of the common stock or any other stock of any other series of preferred stock. Each share of Series A preferred stock is convertible, at the option of the holder, into an equivalent number of common shares such that the percentage of ownership will be equal to 1% of the common stock authorized and outstanding on a fully diluted basis at the time of conversion. The holders of Series A preferred stock must convert their shares at such time that the Company receives at least $8.5 million in cumulative funding. The holders of these preferred shares shall have the right to vote and cast that number of votes which the holder would have been entitled to cast had such holder converted the shares immediately prior to the record date for such vote.  The holders of these shares shall participate in all dividends declared and paid with respect to the common stock to the same extent had such holder converted the shares immediately prior to the record date for such dividend. Upon termination of the License Agreement, the Company shall have the right, but not the obligation, to redeem the Series A preferred stock for $1.00 per share. The Series A preferred stock will be issued to the University in the first quarter of 2007.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 8 - STOCKHOLDERS’ DEFICIT, continued

Series B Preferred Stock

The holders of the Series B convertible preferred stock have a liquidation preference of $100,000 per share plus accrued but unpaid dividends.  Such amounts shall be paid on all outstanding Series B preferred shares before any payment shall be made or any assets distributed to the holders of the common stock or any other stock of any other series of preferred stock, but junior to the Series A preferred stockholders. Each share of Series B preferred stock is convertible, at the option of the holder, into an equivalent number of common shares such that the percentage of ownership will be equal to 1% of the common stock authorized and outstanding on a fully diluted basis at the time of conversion. The holders of Series B preferred stock must convert their shares at such time that the Company receives at least $8.5 million in cumulative funding. The holders of these preferred shares shall have the right to vote and cast that number of votes which the holder would have been entitled to cast had such holder converted the shares immediately prior to the record date for such vote.  The holders of these shares shall participate in all dividends declared and paid with respect to the common stock to the same extent had such holder converted the shares immediately prior to the record date for such dividend. The Series B preferred stock will be issued to SUTI in the first quarter of 2007.

Common Stock

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock. The holders of the Company’s common stock are entitled to one vote per share of common stock held and have equal rights to receive dividends when, and if, declared by the Board of Directors. In the event of liquidation, holders of common stock are entitled to share ratably in the net assets available for distribution to stockholders, subject to the rights, if any, of holders of any preferred stock then outstanding.

On September 12, 2006, the Company issued 50,000,000 shares of common stock to the founders of the Company for incorporation expenses of $1,950. On September 12, 2006, the Company issued 1,336,000 shares of common stock to a related party in exchange for professional services to be performed in 2007, valued at $167,000, which is included in prepaid expenses in the accompanying balance sheet (see Note 4). On September 12, 2006 the Company issued 320,000 shares of common stock as payment of stock issuance costs. On September 12, 2006, the Company issued 1,920,000 shares of common stock for management fees to SUTI, valued at $240,000 (see Note 9). On December 14, 2006, the Company issued 480,000 shares of common stock as payment for services to be performed by a consultant through March 2007, valued at $60,000 (see Notes 4 and 10). In the fourth quarter of 2006, the Company sold 732,000 shares of common stock to investors in a private placement for net cash proceeds of $86,500.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 9 -RELATED PARTY TRANSACTIONS

On June 20, 2006, the Company entered into a Venture Acceleration Agreement, (the “Venture Agreement”) with SUTI. Pursuant to the Venture Agreement, SUTI will provide certain services and personnel to the Company for an initial term of three years. In return, the Company will pay a management fee and a performance fee.

The management fee calls for a one-time payment of $100,000 and an annual fee in the amount of $930,000, payable in monthly installments of $77,500. Of the monthly payment, $37,500 is payable in cash and $40,000 is payable in shares of the Company’s common stock at the initial rate of $0.125 per share (320,000 shares per month). The number of shares will be adjusted to the previous day’s closing price should the Company’s shares become publicly traded in the future.

For the first three years of the Venture Agreement, the performance fee is six percent of gross revenue. Thereafter, the performance fee will be fifteen percent of quarterly operating profit before the performance fee. Additionally, if the Company has an operating profit in the fourth quarter of the third year of the Venture Agreement, SUTI will be entitled to receive fifteen percent of the Company’s gross revenue during the two years following the initial term of the Venture Agreement.

During the period ended December 31, 2006, the Company incurred $565,000 of management fees, of which $268,000 was payable as of December 31, 2006.

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees, consultants and agents against liabilities arising out of the performance of services to the Company. The Company has agreed to indemnify the University from any causes of action resulting from the exercise or practice of the License Agreement. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. To date, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

License Agreement

On February 12, 2007, the Company executed the License Agreement with the University with an effective date of September 1, 2006. Pursuant to the License Agreement, the Company paid a non-refundable, upfront license fee of $25,000 and reimbursed the University for costs of $29,262 incurred to obtain the patent. The initial upfront payment and the reimbursement of patent expenses, totaling $54,262 is included in intangible assets in the accompanying balance sheet (see Note 5). The Company is also obligated to pay an annual maintenance fee of $10,000 and a royalty of three percent of gross revenue and fifty percent of revenues from sublicenses, subject to annual minimums. The Company has accrued $3,333 for the annual maintenance fee in the accompanying financial statements.

Future minimum payments under the License Agreement are as follows:

2007	$10,000
2008	110,000
2009	110,000
2010	310,000
2011	510,000
Thereafter	6,120,000

$7,170,000

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 10 - COMMITMENTS AND CONTINGENCIES, continued

Consulting Agreements

The Company has a consulting agreement (the “Consulting Agreement”) with an individual to provide services to develop the technology licensed from the University. The Consulting Agreement was effective September 1, 2006 and expires on October 31, 2011. The consultant will be paid an annual fee of $72,000 during the term. The Consulting Agreement is cancelable at the option of either party upon thirty days written notice. The Company incurred $24,000 in consulting fees under the Consulting Agreement for the period ended December 31, 2006.

The Company has a consulting agreement (the “PR Agreement”) with an individual to provide public relations and marketing services for the Company for a one-year term through September 2007. The PR Agreement requires a monthly retainer of $10,000, against which actual time charges will be applied, plus approved, out-of-pocket expenses. The retainer for the first six months was paid in shares of common stock. Beginning in March 2007, the monthly retainer will be paid in cash. Additionally, the consultant will be paid a commission of fifteen percent on all media placement. The PR Agreement is renewable at the option of the Company upon written notice of renewal no later than ninety days prior to the end of the contract. Should written notification not occur, the contract will continue for an additional three months so as to complete any work currently in process at the time but no new work will commence. For the period ended December 31, 2006, the Company recorded $35,000 of operating expenses and $25,000 as a prepaid expense (see Notes 4 and 8) related to the PR Agreement.

Sponsored Research Agreement

Concurrent with the execution of the License Agreement, the Company also agreed to provide the University with funds for research (the “Research Agreement”), beginning in 2007.

Future minimum payments under the Research Agreement are as follows:

2007	$103,000
2008	75,000
2009	100,000
2010	125,000

$403,000

REAL PAPER DISPLAYS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

For The Period May 11, 2006 (Inception)
Through December 31, 2006

NOTE 11 - SUBSEQUENT EVENTS

From January 1, 2007 through March 16, 2007, the Company issued 1,881,000 shares of common stock to investors for net cash proceeds of $235,125.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

5,907,000 SHARES

REAL PAPER DISPLAYS, INC.

PROSPECTUS

June 20, 2007